ASSET PURCHASE AGREEMENT AMONG

LY Retail LLC

AND

eOPULENCE, LLC.

AS OF FEBRUARY 22, 2012, as revised

(b)	Authorization of Transaction	15
(c)	Noncontravention	15
(d)	Brokers' Fees	15
(e)	Litigation	15
(f)	Disclosure	15
(g)	Cure	15

SECTION 5. COVENANTS		16

(a)	Further Assurances	16
(b)	Confidentiality	16
(c)	Closing Date Financial Statements	16
(d)	Indemnification Provisions for the Benefit of Buyer	16
(e)	Indemnification Provisions for the Benefit of Seller	17
(f)	Indemnification Matters Involving Third Parties	17
(g)	Intentionally Omitted	18
(h)	Other Indemnification Provisions	18
(i)	Fraud	18
(j)	Records	19
(k)	Third Party Consents	19
(l)	Non-Compete	19
(m)	Risk of Loss; Condemnation	19
(n)	Tax Return Filing and Payment	20
(o)	General	20
(p)	Operation of Business	20
(q)	Preservation of Business	20
(r)	Full Access	21
(s)	No Solicitation	21
(t)	Material Adverse Change	21
(u)	Transfer Taxes	21
(v)	Satisfaction of Excluded Liabilities	21
(w)	Employee Benefit Matters	21
(x)	Use of Trademark "eOPULENCE”	22
(y)	Letters of Credit	22
(z)	Payment of Certain Assumed Liabilities	22

SECTION 6 CONDITIONS TO OBLIGATION TO CLOSE		22

(a)	Conditions to Obligation of Buyer	22
(b)	Conditions to Obligation of Seller	23

SECTION 7 CLOSING DOCUMENTS		24

(a)	Seller Deliveries	24
(b)	Buyer Deliveries	25

SECTION 8 TERMINATION		26

(a)	Method of Termination	26
(b)	Rights Upon Termination	26

SECTION 9. ARBITRATION OF DISPUTES		27
(a)	Mandatory Arbitration	27
(b)	Arbitrator's Qualifications and Selection	27
(c)	Governing Law; Written Decision	27
(d)	Procedures; Evidence; Experts	27
(e)	Costs	27

(f)	Consent to Jurisdiction	27
(g)	Injunctive Relief	27
(h)	Indemnification	28
(i)	Survival	28
(j)	WAIVER OF JURY TRIAL; EXEMPLARY DAMAGES	28
(k)	Interest	28

SECTION 10. OTHER AGREEMENTS		28

(a)	Lockup of the Shares	28
(b)	Press Releases and Public Announcements	28
(c)	HSR and Other Filings	28
(d	No Third-Party Beneficiaries	28
(e)	Entire Agreement	28
(f)	Succession and Assignment	29
(g)	Counterparts	29
(h)	Headings	29
(i)	Notices	29
(j)	Governing Law	29
(k)	Amendments and Waivers	30
(l)	Severability	30
(m)	Expenses	30
(n)	Construction	30
(o)	Incorporation of Exhibits and Schedules	30
(p)	Taxable Asset Purchase	30
(q)	Further Actions	30
(r)	Time of the Essence	30
(s)	Bulk Sales	30

Exhibits Under the Asset Purchase Agreement

Exhibit A	Non-Qualified Stock Option Agreement	38

Exhibit B	Lock-Up Agreement	42

Exhibit C	Form of Bill of Sale, Assignment and Assumption Agreement	47

Schedules Under the Asset Purchase Agreement

Schedule 1.1(a)	Tangible Personal Property
Schedule 1.1(b)	Intellectual Property Included in Acquired Assets
Schedule 1.1(c)	Assumed Contracts
Schedule 1.1(d)	Receivables Included in Acquired Assets
Schedule 1.1(f)	Governmental Permits, Rights, Etc. Included in Acquired Assets
Schedule 1.1(i)	Prepaid Expenses Included in Acquired Assets

Schedule 1.2	Excluded Assets

Schedule 1.3	Assumed Liabilities and Obligations

Schedule 3(a)	D.B.A., Assumed and Fictitious Names
Schedule 3(d)	Brokers' Fees
Schedule 3(g)	Subsequent Events
Schedule 3(l)(i)	Owned Real Property
Schedule 3(l)(ii)	Real Property Leased or Subleased to Seller
Schedule 3(m)(i)	Intellectual Property Infringement
Schedule 3(m)(ii)	Certain Intellectual Property of Seller
Schedule 3(m)(iii) Grant of Rights to Intellectual Property of Seller
Schedule 3(m)(iv)	Certain Intellectual Property Used by Seller
Schedule 3(o)	Inventory
Schedule 3(p)	Contracts
Schedule 3(s)	Collectability of Receivables

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is entered into as of February 22, 2012 among LY Retail, LLC, a California limited liability company ("Buyer"), eOPULENCE, LLC a New York limited liability Company ("Seller"). Buyer and Seller are referred to collectively herein as the "Parties."

This Agreement contemplates a transaction in which Buyer will, on the terms and conditions set forth herein, purchase all of the assets and assume certain of the liabilities of Seller for the consideration specified herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

SECTION 1. DEFINITIONS:

Capitalized terms used herein and not otherwise defined herein are defined in Appendix I to this Agreement.

SECTION 2. BASIC TRANSACTION:

(a)          Purchase and Sale of Assets:

Upon the Closing (as defined below) pursuant to this Agreement and subject to the terms hereof, Buyer will purchase from Seller and Seller will sell, transfer, convey and deliver to Buyer, all of their respective right, title and interest in and to the Acquired Assets.

(b)          Assumption of Liabilities:

Upon the Closing pursuant to this Agreement and subject to the terms hereof and in consideration of the purchase by Buyer of the Acquired Assets, Buyer shall assume and become responsible for the Assumed Liabilities. Buyer will not assume or have any responsibility, however, with respect to any obligation or liability of Seller not included within the definition of Assumed Liabilities.

(c)          Purchase Price:

In consideration of the purchase by Buyer of the Acquired Assets and the assumption of the Assumed Liabilities, Buyer agrees to pay to Seller an aggregate purchase price (the "Purchase Price") consisting of options to purchase three hundred thousand (300,000) shares, (the “Option Shares”) of the common stock, $.0001 par value per share, (the "Common Stock") of Buyer (the "Shares") with a strike price of $0.30 per share. Seller hereby agrees to enter into the following agreements: (i) a Non-Qualified Stock Option Agreement attached as Exhibit A hereto (the "NQSO Agreement"), and (ii) a lock-up agreement attached as Exhibit B hereto (the "Lock-Up Agreement").

(d)          The Closing:

The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Buyer at 10:00 a.m. on such date and time as the Parties shall agree, following (or simultaneously with) the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the date of the Closing is referred to as the "Closing Date").

(e)          Deliveries at the Closing:

At the Closing, the following documents shall be executed and delivered and the following actions shall occur: (i) Seller shall deliver to Buyer the various documents referred to in Section 7(a) below; (ii) Buyer shall deliver to Seller the various certificates, instruments and documents referred to in Section 7(b) below; (iii) Seller shall execute, acknowledge (if appropriate) and deliver to Buyer: (A) a bill of sale, assignment and assumption agreement for the Acquired Assets and the Assumed Liabilities in the form of Exhibit C hereto (the "Bill of Sale"), (B) assignment documents with respect to certain of the Acquired Assets (including Intellectual Property transfer documents) in the forms attached hereto as Exhibit D hereto (the "Assignment Documents") and (C) such other instruments of sale, transfer, conveyance and assignment as Buyer and its counsel have reasonably requested for the sale, transfer, conveyance and assignment of the Acquired Assets free and clear of all Security Interests, other than as specifically agreed upon herein, and (iv) Buyer shall execute, acknowledge (if appropriate) and deliver to Seller (A) the Bill of Sale and (B) such other instruments of assumption as Seller and its counsel have reasonably requested for the assumption of the Assumed Liabilities.

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(f)          Intentionally Omitted:

(g)         Intentionally Omitted:

(h)         Intentionally Omitted:

(i)          Allocation of Purchase Price: The consideration paid by Buyer to Seller pursuant to this Agreement shall be allocated among the Acquired Assets, including any intangible assets, as Seller and Buyer have mutually agreed on or prior to the date hereof. The allocation of the Purchase Price was bargained and negotiated for and each party agrees to report the transactions contemplated hereby for Federal income Tax and all other Tax purposes (including, without limitation, for purposes of Section 1060 of the Code) in a manner consistent with the allocation set forth on Exhibit E determined pursuant to this Section 2(i) and in accordance with all applicable rules and regulations and to take no position inconsistent with such allocation in any administrative or judicial examination or other proceeding. Each of Buyer and Seller shall timely file the appropriate forms in accordance with the requirements of Section 1060 of the Code and this Section 2(i).

j)           Fractional Shares: No fractional shares and no scrip or certificate therefore will be issued or transferred in connection with the deliveries contemplated by this Agreement, and any fractional share shall be rounded to the nearest whole share.

(k)         Access to Records: After Closing, Buyer shall provide Seller and Seller's Accountant with reasonable access to all records of Buyer pertaining to the Acquired Business that are necessary for Seller to prepare and Seller's Accountant to audit all of the financial statements to be prepared by Seller or audited by Seller's Accountant pursuant to the terms of this Agreement.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLER: Seller represents and warrants to Buyer that each of the statements set forth below is true and correct in all respects. Such representations, warranties, covenants and agreements constitute a material inducement to Buyer to enter into this Agreement, to enter into the other Transaction Documents, to purchase the Acquired Assets, to assume the Assumed Liabilities and to consummate the other transactions contemplated hereby and thereby.

(a)         Organization and Corporate Power of Seller: Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and Seller has all requisite corporate power and authority to own, lease and operate the Acquired Assets and to carry on the Business. Seller neither owns or leases any real property nor has any employees, sales representatives, agents or inventory in any state of the United States other than the States of New York (except pre-paid inventory that may possibly be in transit) and there are no other jurisdictions in which the nature of the business of Seller or the locations of the Acquired Assets requires Seller to obtain qualification or licensing to do business as a foreign corporation, except where the failure to so qualify or become licensed would not have a Material Adverse Effect. Seller has no Subsidiaries and does not, directly or indirectly, conduct any of the Business through, or have any investment or other interest in, any Person.

(b)         Authorization of Transaction: Seller has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the Board of Directors and the requisite stockholders of Seller has duly authorized the execution, delivery and performance of this Agreement by Seller in accordance with applicable law including the General Corporation Law of the State of New York and the provisions of the Certificate of Incorporation and Bylaws of Seller. This Agreement and the other Transaction Documents to which it is a party constitute the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law). Seller represents and warrants that no other third party consents are necessary or required for this asset purchase agreement to consummate between the Parties.

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(c)          Noncontravention: Subject to compliance with the HSR (Hart-Scott-Rodino) Act, neither the execution and the delivery of this Agreement, the other Transaction Documents or the other documents contemplated hereby and thereby, nor the consummation of the transactions contemplated hereby and thereby will (i) violate any Law or Order of any Governmental Body or court to which Seller or any of the Acquired Assets or Assumed Liabilities are subject or any provision of the Certificate of Incorporation and Bylaws of either Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Contract to which either Seller is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Security Interest upon any of their assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or other specified occurrence would not have a Material Adverse Effect. Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Body or other Person in order for the Parties to consummate the transactions contemplated by this Agreement (including the execution, delivery and performance of the assignments and assumptions referred to in Section 2 of this Agreement), except where the failure to give notice, to file, or to obtain any authorization, consent or approval would not have a Material Adverse Effect.

(d)          Brokers' Fees: Seller represents and warrants that Seller does not have any Liability or obligation to pay any fees or commissions or other compensation to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

(e)          Title to Assets: Seller has good and valid title to, or a valid leasehold interest in or the right to use, as the case may be, all of the Acquired Assets, free and clear of all Security Interests. Without limiting the generality of the foregoing Seller has good and valid title to, or the right to use the Website Names and associated logos, if any, free and clear of any Security Interest or restriction on transfer. On the Closing Date, Buyer will receive good and valid title to, or a valid leasehold interest in or the right to use, as the case may be, the Acquired Assets, free and clear of any Security Interest or restriction on transfer (except for Security Interests and restrictions on transfer imposed as a result of actions or agreements of Buyer). Upon Closing, the Acquired Assets, together with the license provided by Seller's Affiliate to Buyer pursuant to the License Agreement and the services to be provided by Parent to Buyer in accordance with the Service Agreement, shall be all the assets and services necessary to permit Buyer to conduct the Business as presently conducted by Seller. Upon Closing, none of the Excluded Assets shall be necessary to permit Buyer to conduct the Business as it is presently conducted by Seller.

(f)          Financial Statements:

(i) At or prior to Closing, Seller shall have delivered to Buyer true and complete copies of the following financial statements (collectively the "Historical Financial Statements") of Seller: the audited balance sheet as at December 30, 2011, and the related statements of income, retained earnings and cash flows for the fiscal year then ended, audited by Seller's Accountant. For purposes of this Agreement, December 30, 2011 is referred to herein as the "Most Recent Fiscal Year End," and the balance sheet referred to in the previous sentence as of December 30, 2011 is referred to herein as the "Most Recent Balance Sheet"). The Historical Financial Statements (including the notes thereto) will have been prepared from the books and records of the Seller in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and the Historical Financial Statements will present fairly, in all material respects, the financial condition of Seller as of such dates and the results of operations of Seller for such periods.

(ii) Seller has delivered to Buyer true and complete copies of the unaudited balance sheet of Seller as of January 27, 2012 (the "January 2012 Balance Sheet") and the related unaudited statements of income, retained earnings and cash flows of Seller for the six-month period then ended (collectively, the "January 2012 Financial Statements"). The January 2012 Financial Statements have been prepared by Seller from the books and records of Seller in accordance with GAAP consistent with Seller's past practice in the preparation of its interim financial statements, and the January 2012 Financial Statements present fairly, in all material respects, the financial condition of Seller as of the date, and the results of operations of Seller for the six-month period then ended, subject to normal recurring year-end adjustments and the lack of footnotes and other presentation items. The Closing Date Balance Sheet will contain an adequate reserve, in accordance with GAAP, for any awards payable pursuant to any sweepstakes currently being conducted by Seller.

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(g)          Events Subsequent to January 27, 2012: Since January 27, 2012, there has not been any Material Adverse Effect and none of the officers or directors of Seller has Knowledge of any such event, circumstance or change which is threatened. Without limiting the generality of the foregoing, since that date: (i) Seller has not sold, leased, transferred or assigned any material assets (individually or in the aggregate), tangible or intangible; (ii) No Person, including Seller, has accelerated, terminated, made material modifications to, or canceled any material Contract to which Seller is a party or by which it is bound; (iii) No Person, including Seller, has imposed any Security Interest upon any of Seller's assets, tangible or intangible; (iv) Seller has not made any material capital expenditures; (v) Seller has not made any material investment in, or any material loan to, any other Person; (vi) Seller has not created, incurred, assumed or guaranteed more than $10,000 individually or $25,000 in the aggregate in indebtedness for borrowed money and capitalized lease obligations; (vii) Seller has not granted any license or sublicense of any material rights (individually or in the aggregate) under or with respect to any Intellectual Property; (viii) There has been no change made or authorized in the Certificate of Incorporation or in the Bylaws or other organizational documents of Seller; (ix) Seller has not, directly or indirectly, distributed to either Parent or any of its Affiliates or with respect to its capital stock, any of the Acquired Assets other than the amount of cash, if any, not included in the Acquired Assets; (x) Seller has not experienced any material damage, destruction or loss (whether or not covered by insurance) to any of its properties or assets; (xi) Seller has not made any loan to, or entered into any other transaction (other than a transaction described in clause (xii) below) that could be Buyer's obligation after the Closing with, any of its stockholders, directors, officers or employees; (xii) Except for oral agreements entered into in the Ordinary Course of Business providing solely for employment at will, Seller has not entered into any employment Contract or collective bargaining agreement, written or oral, or modified the terms of any existing such Contract or agreement; (xiii) Seller has not granted any increase in the base compensation of any of its officers or non-officer employees, in each case other than in the Ordinary Course of Business; (xiv) Except as contemplated by the provisions of this Agreement, Seller has not adopted or terminated or, in any material respect, amended or modified, any bonus, profit-sharing, incentive, severance or other plan, Contract or commitment for the benefit of any of its directors, officers or employees (or taken any such action with respect to any other employee benefit plan, Contract or arrangement); (xv) Seller has not made any other material change in employment terms for any of its officers or employees other than in the Ordinary Course of Business; (xvi) Seller has kept in full force and effect insurance comparable in amount and scope to coverage maintained by it as of the Most Recent Fiscal Year End and required pursuant to any material agreement, instrument or document to which it is a party; (xvii) Seller has not made any material change in any method of accounting, or accounting principle, method or practice; (xviii) Seller has not settled, released or forgiven any material claim or litigation or waived any material right; (xix) Seller has not committed to do any of the foregoing; and (xx) Seller has conducted the Business in the Ordinary Course of Business and has used its commercially reasonable efforts to preserve its goodwill intact.

(h)           Stock Ownership: Seller is the beneficial and record owner of 100 % of beneficial interest of the company

(i)            Undisclosed Liabilities: Seller has no material Liabilities, except for (i) liabilities set forth on the January 2012 Balance Sheet which have arisen in the Ordinary Course of Business and in connection with and for the benefit of the Acquired Assets; and (ii) liabilities which have arisen after the date of the January 2012 Balance Sheet in the Ordinary Course of Business and in connection with and for the benefit of the Acquired Assets.

(j)            Legal Compliance: Seller has complied with all applicable Laws and Orders of all Governmental Bodies and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or, to the Knowledge of the officers or directors of either Parent or Seller, has been commenced against Seller alleging any failure so to comply, except where the failure to comply with any of the above would not have a Material Adverse Effect.

(k)           Tax Matters:

(i) Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Seller (whether or not shown on any Tax Return) have been paid. Seller currently is not the beneficiary of, or subject to, any extension of time within which to file any Tax Return.

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(ii) There is no material dispute or claim concerning any Tax liability of Seller either formally asserted or raised, or, to the Knowledge of the directors or officers of Seller, threatened by any Governmental Body.

(iii) Seller has reported and duly paid state and local sales and use Taxes in all states in which it is required to report and pay such Taxes, including sales and/or use Taxes on sales of merchandise and on catalogs and other promotional materials.

(iv) There is no material dispute or claim of Liability against Seller for sales or use Taxes either formally asserted or raised or, to the Knowledge of the directors or officers of either Seller , threatened by any Governmental Body.

(l)            Real Property:

(i) Seller currently rents warehouse space (the “Warehouse”) located at 63 Flushing Avenue Brooklyn Navel Yard, Unit 340 Building #3, Floor #2, Suite 202A Brooklyn, NY 11205 from Sam Londa. Seller represents and warrants that Buyer will be allowed to sublet the Warehouse under the same terms and conditions provided to Seller if Buyer elects to sublet the Warehouse.

(m)          Intellectual Property:

(i) Seller has not interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of any Person in any material respect and Seller has not received any pending charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any Person). To the Knowledge of the directors or officers of Seller after reasonable investigation customary in the industry, no third party has interfered with, infringed upon, misappropriated or violated any of the service marks Seller or the E-Mail Lists or Mailing Lists (if any) of Seller in any material respect. To the Knowledge of the directors or officers of either Seller, no third party has interfered with, infringed upon, misappropriated or violated any other Intellectual Property rights of Seller in any material respect.

(ii) Prior to the Closing Date Seller shall provide Buyer with each registered and unregistered trademark and service mark and applications therefore, material trade name, domain name, fictitious and d.b.a. name, 800- or 888-prefix phone number (if applicable), and other identifier used by Seller in connection with any aspect of the Business (and, if applicable, with respect to such 800- or 888- prefix phone numbers, Seller will use commercially reasonable efforts to obtain from its long distance carrier consent to the assignment and transfer of all such phone numbers and related rights to Buyer as of the Closing Date). With respect to each item of Intellectual Property required to be identified by Seller: (A) Seller possesses all right, title and interest in and to, or otherwise has the right to use, without payment to any person, the item, free and clear of any Security Interest, or other restriction, including, without limitation, all rights to the Catalog Names and associated logos; (B) the item is not subject to any outstanding Order; (C) the item has not lapsed, expired or been abandoned; (D) no Claim is pending or, to the Knowledge of the directors or officers of either Seller , is threatened, which challenges the legality, validity, enforceability, use or ownership of the item or application, registration or grant therefore; and (E) Other than in the Ordinary Course of Business, Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

(iii) Seller represents and warrants that Seller has not granted a material license, sublicense, agreement or other Contract or other permission, whether written or oral, which is currently in effect to which Seller has granted to any other party any rights with respect to any of its Intellectual Property.

(iv) Seller represents and warrants that Seller has not exploited to its own benefit an item of Intellectual Property that any other party owns and that Seller uses pursuant to a license, sublicense, agreement or other Contract or permission.

(v) The Intellectual Property list that Seller will provide to Buyer constitutes each material item of all of the Intellectual Property used in or necessary for the conduct of the Business.

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(vi) Seller possesses all rights and interests necessary to (A) sell all merchandise currently sold through Seller's website(s) and other marketing materials and (B) to use the names and/or likenesses of persons used in such website(s) for the specific purpose and in the specific catalogs in which such likenesses appeared, in the case of both (A) and (B), without infringing the Intellectual Property rights of any other Person. To the Knowledge of the directors or officers of Seller after reasonable investigation customary in the industry, each Person from which Seller acquires products and goods (1) obtained or made and sold such products and goods without violation of the Intellectual Property or other rights of any Person, (2) has all rights and permissions necessary to distribute such products and goods to Seller, and (3) has all rights and permissions necessary to grant to Seller the right to redistribute such products and goods.

(vii) All mailing/customer lists, maintained by Seller in the Ordinary Course of Business, of all customers who have purchased Seller's products, including without limitation through Seller's website, catalogs and newspaper FSI (free-standing insert) programs (if the last two are applicable) and through its Affiliates' (the "Mailing Lists"); (B) contain all names and addresses of customers who have in the past purchased a product from Seller, and can be sorted to indicate which customers have purchased products (1) within 12 months prior to the Closing Date, (2) 12-24 months prior to the Closing Date, (3) 24-36 months prior to the Closing Date, and (4) more than 36 months prior to the Closing Date; and (C) include a detailed transaction listing, with original source data including the names and addresses, of people who have inquired about Seller's products during the previous 60 days although they may not have yet purchased. The use of the mailing lists by Seller does not violate, without limitation, Intellectual Property rights and rights of publicity or privacy of any Person, and is not in violation of any applicable Law or Order. There is no limitation on the right of Seller to transfer to Buyer any of the Mailing Lists.

(viii) Seller acknowledges and agrees that all Mailing Lists used for the Business and the Acquired Business will be the exclusive property of Buyer and Seller shall not be entitled to retain a copy of same or use the information from such Mailing Lists for any purpose whatsoever.

(n)          Tangible Assets: The machinery, equipment (including the computer software technology, telephone and telecommunication systems) and other tangible assets that Seller owns, leases or uses in the Business are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), are suitable for their intended use and have met all fulfillment service and call service needs and performance standards required of Seller relating to the Business as heretofore conducted

(o)          Inventory: At the Closing, Seller will set forth a complete standard cost inventory detail listing of all inventory owned by Seller as of a date within five days of the Closing Date. Seller agrees to endeavor to sell such inventory on a consignment basis and Seller and Buyer shall enter into a separate consignment agreement setting forth the terms and conditions of said consignment of the inventory.

(p)          Contracts: Prior to closing Seller shall provide Buyer with a list of all material Contracts to which Seller is a party or by which Seller or any of the Acquired Assets may be bound or subject. Seller will delivered to Buyer a correct and complete copy of each written material Contract. With respect to each such Contract: (i) the Contract is legal, valid, binding, enforceable and in full force and effect in all material respects; (ii) Seller is not, and to the Knowledge of the directors or officers of Seller, and no other party is in material breach or default and, to the Knowledge of the directors or officers of Seller, no event of has occurred which, with notice or lapse of time or both, would constitute a material breach or default or permit termination, modification or acceleration under the Contract; (iii) no party has repudiated any material provision of the Contract or indicated to any director or officer of Seller of its intent to cancel or not renew the Contract; (iv) no consent is required of any party thereto to transfer the benefits of each such Contract to Buyer in connection with the transactions contemplated in this Agreement. For purposes of this Section 3(p), a "material" Contract shall mean a Contract providing for the payment by or to Seller of $25,000 or more annually.

(q)          Predominant Customers: No single customer of Seller accounts or accounted for over five percent (5%) of the total revenues of Seller during any of the three (3) complete fiscal years immediately preceding the date of this Agreement.

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(r)          Change in Customers or Vendors: No customer or vendor whose annual volume of purchases or sales during Seller's fiscal year ended December 27, 2011 or during the period between the Most Recent Fiscal Year End and the Closing Date exceeded $50,000, has indicated to Seller or to any of Seller's officers or directors that it intends to cease doing business with Seller or materially alter the amount or pricing of the business done with Seller.

(s)          Notes and Accounts Receivable: All notes and accounts receivable of Seller are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet as adjusted in a manner consistent with past practice for operations and transactions in the Ordinary Course of Business through the Closing Date or as will be set forth on the Closing Date Net Tangible Assets Statement. If, at any time after the Closing Date, Buyer deems any such account receivable uncollectible, such account receivable shall be assigned to Seller; provided, however, that Seller shall remain obligated to indemnify Buyer for any claim arising from or in connection with such account receivable pursuant to Section 5(d) of this Agreement.

(t)          Insurance: Seller represents and warrants that Seller has supplied Buyer with a copy of each insurance policy (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) with respect to which Seller is or is required to be (pursuant to the provisions of any agreement or license or other Contract to which it is party) a party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable and in full force and effect in all material respects; (ii) neither Seller nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time or both, would constitute a material breach or default, or permit termination, modification or acceleration under the policy; (iii) no party to the policy has repudiated any material provision thereof; and (iv) Seller has not been notified by any of its insurance carriers that any premiums will materially increase in the future or that any insurance coverage provided by such policy will not be available to Seller in the future on substantially the same terms as now in effect.

(u)          Product Liability: To the Knowledge of the directors or officers of either Seller after reasonable investigation customary in the industry, except as set forth in Schedule 3(w), Seller does not have any material liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller.

(v)         Product Warranty: All of the products manufactured, sold, leased or delivered by Seller have conformed in all material respects with all applicable contractual commitments, with all express and implied warranties, and with all applicable Laws and Seller has no material Liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product refunds or product warranty claims set forth on the face of the Most Recent Balance Sheet (or in any notes thereto) as adjusted for operations and transactions in the Ordinary Course of Business through the Closing Date. Substantially all of the products manufactured, sold, leased or delivered by Seller are subject to Seller's standard terms and conditions of sale or lease. Schedule 3(v) includes copies of the standard terms and conditions of sale or lease for Seller (containing applicable guaranty, warranty and indemnity provisions).

(w)          Litigation: Seller represents and warrants that Seller (i) is not subject to any outstanding Order or (ii) is not a party or, to the Knowledge of the directors or officers of either Seller, is threatened to be made a party to any Claim of, in, or before any Governmental Body or before any arbitrator, which could reasonably be expected to have a Material Adverse Effect. The Most Recent Balance Sheet reflects an adequate reserve for any Adverse Consequences that Seller may reasonably be expected to suffer from any such Order or event specified in the preceding sentence. Without limiting the generality of the foregoing, Seller has no material Liability arising out of any injury (or alleged injury) to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased or delivered by Seller.

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(x)          Employees: Prior to the Closing Date Seller shall provide Buyer with a complete list of employees of Seller, including the position or title of each employee of Seller which shall also include the current annual compensation of each such employee. Seller has not received oral or written notice that any executive, key employee or significant group of employees plans to terminate employment with Seller as a result of the transactions contemplated by this Agreement or otherwise during the next 12 months. Seller is not a party to or bound by any collective bargaining agreement or other Contract with a labor union or association representing any employee, nor has it experienced any strike, work slowdown or stoppage, or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years. Seller has not committed any material unfair labor practice. None of the directors or the officers of Seller has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Seller.

(y)         Employee Benefits: There are no employee benefit plans or arrangements or understandings of any type (whether or not described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and the regulations thereunder, including, without limitation, plans or arrangements with employees providing for deferred compensation, severance, bonuses, stock options, fringe benefits, cafeteria plan deferrals, flexible arrangements or other similar plans or arrangements), of Seller under which Seller has or Buyer in the future could have, directly or indirectly, any liability with respect to any current or former employee of Seller.

(z)          Environment, Health and Safety: Except as would not have a Material Adverse Effect, to the Knowledge of the directors or officers of either Seller after reasonable investigation customary in the industry, Seller: (i) is in material compliance with all applicable Environmental, Health and Safety Laws; (ii) there is no judgment or Claim pending or, to the Knowledge of the directors or officers of either Seller, threatened against Seller pursuant to Environmental, Health and Safety Laws or principles of common law relating to pollution, protection of the environment or health and safety; and (iii) there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which may prevent compliance in all material respects with Environmental, Health and Safety Laws, or which have given rise to any Claim in connection therewith.

(aa)        Intentionally Omitted:

(bb)       Disclosure: The representations and warranties of Seller contained in this Agreement and made herein in connection with the documents included in the Schedules hereto do not (i) contain any untrue statement of a material fact or (ii) omit to state any material fact necessary in order to make the statements and information contained in this Agreement and in such documents not misleading. Except for the representations and warranties of Seller contained in this Agreement and the Transaction Documents, Seller shall be deemed to have made any representation, warranty or covenant whatsoever pertaining to the Acquired Assets, the Business or any other matter.

(cc)        Processing of Returns: Seller has consistently and timely processed all customer claims with respect to returns of sold products.

(dd)       Investment: Seller (i) understands that the Option Shares have not been, and will not be, as of the Closing, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon Federal and state exemptions for transactions not involving any public offering, (ii) is acquiring such Option Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning Buyer and has had the opportunity to obtain additional information concerning Buyer as desired in order to evaluate the merits and the risks inherent in holding such Option Shares, (v) is able to bear the economic risk and lack of liquidity inherent in holding such Option Shares.

(ee)        Guaranties: Seller is not a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person for which Buyer could become liable or obligated.

(ff)         Cure: For all purposes under this Agreement, the existence or occurrence of any events or circumstances that constitute or cause a breach of a representation or warranty of Seller made in this Agreement on the date such representation or warranty is made shall be deemed not to constitute a breach of such representation or warranty if such event or circumstance is cured in all material respects, and said representation or warranty shall be true and correct in all material respects, on or prior to the Closing Date.

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SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller that each of the statements set forth below is true and correct in all respects. Such representations, warranties, covenants and agreements constitute a material inducement to Seller to enter into this Agreement, to enter into the other Transaction Documents to which it has become a party, to sell the Acquired Assets sold by it pursuant hereto and to consummate the other transactions contemplated hereby and thereby.

(a)          Organization of Buyer: Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed or in good standing would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

(b)          Authorization of Transaction: Buyer has full limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the execution, delivery and performance of this Agreement by Buyer has been duly and validly authorized by all necessary action on the part of Buyer in accordance with applicable law including the Delaware Limited Liability Company Act and the provisions of the certificate of formation and operating agreement of Buyer. This Agreement and the other Transaction Documents to which it is a party constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

(c)          Noncontravention: Subject to compliance with the HSR Act, neither the execution and the delivery of this Agreement, the other Transaction Documents or the other documents contemplated hereby and thereby, nor the consummation of the transactions contemplated hereby and thereby will (i) violate any Law or Order of any Governmental Body or court to which Buyer is subject or any provision of its certificate of formation or operating agreement or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under, any Contract to which Buyer is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Buyer does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Body or other Person in order for the Parties to consummate the transactions contemplated by this Agreement (including the execution, delivery and performance of the assignments and assumptions referred to in Section 2 of this Agreement), except for such notices, filings, authorizations, consents or approvals as have been duly made or received, as the case may be.

(d)          Brokers' Fees: Buyer has no liability or obligation to pay any fees or commissions or other compensation to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

(e)          Litigation: Buyer is not (i) subject to any outstanding Order or (ii) a party or, to the Knowledge of the directors or officers of Buyer, threatened to be made a party to any Claim of, in or before any Governmental Body or before any arbitrator, which could reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

(f)           Disclosure: The representations and warranties of Buyer contained in this Agreement do not (i) contain any untrue statement of a material fact or (ii) omit to state any material fact necessary in order to make the statements and information contained in this Agreement not misleading.

(g)          Cure: For all purposes under this Agreement, the existence or occurrence of any events or circumstances that constitute or cause a breach of a representation or warranty of Buyer made in this Agreement (including, without limitation, the Schedules attached hereto) on the date such representation or warranty is made shall be deemed not to constitute a breach of such representation or warranty if such event or circumstance is cured in all material respects, and said representation or warranty shall be true and correct in all material respects, on or prior to the Closing Date.

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SECTION 5. COVENANTS.

(a)          Further Assurances: In the event that at any time after the Closing any further action is necessary to carry out the purposes of this Agreement or the other Transaction Documents, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under this Section 5).

(b)          Confidentiality: Each Party will and will cause their respective Affiliates, directors, officers and employees to, for a period of two years, treat and hold confidential all of the Confidential Information and all terms of the transactions contemplated by the Transaction Documents, refrain from using any of the Confidential Information or any transactional terms except in connection with this Agreement (or as required to be disclosed to taxing authorities in connection with the payment of Taxes) and shall deliver promptly to the other Parties to this Agreement or destroy, at the request and option of such other Parties, all tangible embodiments (and all copies) of the Confidential Information which are in its possession; provided, however, that the foregoing shall not prevent any Person who is an employee of Buyer from after the Closing to utilize any Confidential Information as necessary in connection with the exercise of his or her duties on behalf of Buyer. In the event that any of the Parties or their respective directors, officers or employees is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or any terms of the transactions contemplated by the Transaction Documents, then such Party will notify the other Parties promptly of the request or requirement so that the other Parties may seek an appropriate protective order or waive compliance with the provisions of this Section 5(b). If, in the absence of a protective order or the receipt of a waiver hereunder, such Party or its director, officer or employee is, on the advice of counsel, compelled to disclose any Confidential Information or any terms of the transactions contemplated by the Transaction Documents to any tribunal or else stand liable for contempt, such Party or director, officer or employee may disclose such Confidential Information or such transaction terms to the tribunal; provided, however, that the disclosing Person shall use his or its reasonable best efforts to obtain, at the reasonable request of any other Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information or transaction terms required to be disclosed as any other Party shall designate. If for any reason the transactions contemplated by this Agreement are not consummated, the Parties shall each return to any other Party all information received by it from such other Party and all copies thereof.

(c)            Closing Date Financial Statements:

(i) Seller shall cause to be prepared and delivered to Buyer the Closing Date Balance Sheet of Seller. Seller shall use its commercially reasonable efforts to deliver such financial statements to Buyer within 60 days after the Closing Date, but in any event shall deliver such financial statements no later than 90 days after the Closing Date.

(ii) Seller shall cause to be prepared and delivered to Buyer the related unaudited statements of operations, stockholders' equity and cash flows of Seller for the period from December 30, 2012 through the Closing Date. Seller shall use its commercially reasonable efforts to deliver such financial statements to Buyer within 45 days after the Closing Date, but in any event shall deliver such financial statements no later than 60 days after the Closing Date.

(d)           Indemnification Provisions for the Benefit of Buyer:

i) Breach of Representations, Warranties or Covenants: In the event that Seller breaches any of its representations, warranties (which representations and warranties shall survive for a period of twenty-four (24) months from and after the Closing Date except for the representations and warranties in Section 3(b) (captioned "Authorization of Transaction"), in Section 3(e) (captioned "Title to Assets"), and in Section 3(k) (captioned "Tax Matters"), which shall remain in full force and effect until the expiration of all applicable statutes of limitations) or covenants contained in this Agreement and a Buyer Indemnified Party (as hereinafter defined) makes a written claim for indemnification against Seller then, Seller agrees jointly and severally to indemnify Buyer, its members, Affiliates and agents and their respective officers, directors and employees (collectively, the "Buyer Indemnified Parties"; each a "Buyer Indemnified Party") from and against the entirety of Adverse Consequences (subject to the limitations in Section 5(d)(iii) below) any Buyer Indemnified Party may suffer through and after the date of the claim for indemnification, resulting from, arising out of, relating to, in the nature of, or caused by such breach.

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(ii) Unassumed Liabilities; Brokers of Seller agree jointly and severally to indemnify the Buyer Indemnified Parties from and against the entirety of any Adverse Consequences (subject to the limitations in Section 5(d)(iii) below) any Buyer Indemnified Party may suffer through and after the date of the claim for indemnification, resulting from, arising out of, relating to, in the nature of, or caused by:

(A) any Liability or obligation of Seller or the Business which is not an Assumed Liability (including any liability of Seller for Taxes that becomes a liability of Buyer (i) under any Tax or bulk transfer law of any jurisdictions, (ii) under any common law doctrine of de facto merger or successor liability or otherwise by operation of law or (iii) as a result of the consummation of the transactions contemplated hereby); provided, however, that, notwithstanding anything to the contrary herein, the indemnification obligations in this Paragraph (A) for any Liability or obligation (including for Taxes) which is not an Assumed Liability shall survive the Closing (even if Buyer knew or had reason to know of such Liability or obligation) and continue in full force and effect until the expiration of all applicable statutes of limitation; or

(B) the claims of any broker or finder engaged by or on behalf of Seller.

(e)            Indemnification Provisions for the Benefit of Seller:

(i) Breach of Representations, Warranties or Covenants. In the event Buyer breaches any of its representations, warranties (which representations and warranties shall survive for a period of twenty-four (24) months from and after the Closing Date except for the representations and warranties in Section 4(b) (captioned "Authorization of Transaction"), which shall remain in full force and effect until the expiration of all this Agreement and a Seller Indemnified Party (as hereinafter defined) makes a written claim for indemnification against Buyer, then Buyer agrees to indemnify each of Seller, Parent and their respective shareholders, Affiliates and agents and their respective officers, directors and employees, (collectively, the "Seller Indemnified Parties"; each a "Seller Indemnified Party") from and against the entirety of the Adverse Consequences any Seller Indemnified Party may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by such breach.

(ii) Assumed Liabilities; Brokers. Buyer agrees to indemnify the Seller Indemnified Parties from and against the entirety of any Adverse Consequences any Seller Indemnified Party may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by:

(A) any Assumed Liability (provided, however, that notwithstanding anything to the contrary herein, the indemnification obligations in this Paragraph (A) for any Assumed Liability shall survive the Closing and continue in full force and effect until the expiration of all applicable statutes of limitation); or

(B) the claims of any broker or finder engaged by or on behalf of Buyer.

(f)            Indemnification Matters Involving Third Parties:

(i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third-Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 5 then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) Indemnifying Party is prejudiced thereby. In determining the amount of Adverse Consequences for purposes of Sections 5(d), (e) and (f) hereof, the Parties shall make appropriate adjustments for tax effects and insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate).

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(ii) Any Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within 20 days after the Indemnified Party has given notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and, provided, further, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim; provided, that, if the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and the Indemnifying Party or one or more other Indemnified Parties and such Indemnified Party shall have been advised by its counsel in writing that there is a conflict of interest between such Indemnified Party and the Indemnifying Party or any such other Indemnified Party in the conduct of the defense thereof, then in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party. In the event that the Indemnifying Party fails to assume the defense of a Third-Party Claim in the manner provided above in this Paragraph (ii) or fails to conduct the defense of a Third-Party Claim actively and diligently after such assumption, the Indemnified Party shall have the right to select counsel of its choice (and at its sole discretion) and the reasonable fees and expenses of such counsel shall be paid by the Indemnifying Party.

(iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with paragraph (ii) above,

(A) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and

(B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

(iv) In the event none of the Indemnifying Parties assumes and conducts the defense of the Third-Party Claim in accordance with Paragraph (ii) above,

(A) the Indemnified Party may defend against and consent to the entry of any judgment, or enter into any settlement with respect to, the Third-Party Claim in any manner it reasonably may deem appropriate (although the Indemnified Party shall use reasonable efforts to consult with, and obtain prior written consent from, any Indemnifying Party in connection therewith, which consent shall not be unreasonably withheld or delayed) and

(B) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by, the Third-Party Claim to the fullest extent provided in this Section 5(f).

(g)          Set-Off and Recoupment. Intentionally Omitted:

(h)          Other Indemnification Provisions: Except for a claim which resulted from intentional fraud on the part of any Party, the foregoing indemnification provisions shall be the exclusive remedy any Party may have for breach of representation, warranty or covenant. Parent hereby agrees that it will not make any claim for indemnification (whether such indemnification is available by statute, charter document, bylaw, agreement or otherwise) against any Buyer Indemnified Party as successor in interest to the assets of Seller solely by reason of the fact that it was a director, officer, employee or agent of Seller or was serving at the request of Seller as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by Buyer or any other Person against Parent (whether such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement, applicable law or otherwise). The immediately preceding sentence is not intended to foreclose the rights of Parent to seek indemnification from Buyer pursuant to Section 5(e) of this Agreement.

(i)          Fraud: In a claim for indemnity which is related to an Adverse Consequence which resulted from intentional fraud on the part of Seller or Buyer, Seller or Buyer responsible for such intentional fraud will not have the benefit of the limitation of Section 5(d)(iii) or 5(e)(iii), as the case may be, or the 24 months survival limitation period.

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(j)            Records: Buyer shall preserve and retain the corporate, accounting, legal and other records of Seller and the Business that shall come into Buyer's possession as a result of the transactions contemplated hereby for a period of not less than seven years from the Closing Date and give reasonable access to Seller, Parent and their auditors, counsel and other authorized representatives for the purpose of preparing or defending Tax Returns or for other reasonable business purposes.

(k)           Third Party Consents: Each Party shall use its reasonable efforts to procure all consents necessary to permit it to consummate the transactions contemplated by this Agreement. If the Parties have not obtained a consent or approval necessary for the assignment of any Contract, arrangement or right included in the Acquired Assets or the assumption of any of the Assumed Liabilities prior to the Closing Date and any condition precedent to the Closing relating thereto shall have been waived by Buyer and/or Seller as applicable, then such failure shall not constitute a breach of any representation or warranty of Seller and Buyer shall attempt, with the reasonable assistance of Seller , when requested by Buyer, to obtain such consents and approvals promptly after the Closing Date. Within five (5) Business Days after the date hereof, the Parties shall mutually agree in good faith which consents set forth on Schedule 3(c) are deemed to be Required Consents.

(l)            Non-Compete: Seller agrees that it will not:

(A) for a period of two (2) years from and after the Closing Date (the "Non-Compete Period"), directly or indirectly (whether as owner, consultant, employee, partner, venturer, agent through stock ownership, investment of capital, lending of money or property, or otherwise) anywhere in the world in the marketing, sale and distribution to consumers discounted luxury goods via a membership only website sold via flash sales (as that term is currently understood in the retail website business).

(B) during the Non-Compete Period, employ or retain, or have or cause any other Person or entity to employ or retain or otherwise cause to terminate his or her employment with Buyer, any key employee who was employed or retained by Buyer or Seller at any time during the three-month period prior to the Closing Date and which key employees shall be identified by Buyer to Seller in writing any time prior to the Closing (the "Key Employees");

(C) for a period of three (3) months following the Closing, employ or retain, or have or cause any other Person or entity to employ or retain or otherwise cause to terminate his or her employment with Buyer any other employee who was employed or retained by Buyer at the Closing Date; provided, however, that Seller shall not in any event during the Non-Compete Period solicit the employment of such employee or cause such employees to leave the employment with Buyer, and, provided, further, that Seller shall not be restricted from employing any employee (other than a Key Employee) to whom an offer of employment has not been made by Buyer as of the Closing; or

(D) during the Non-Compete Period, solicit, interfere with, or endeavor to entice away from Buyer, any principal, salesperson, supplier or other Person with whom Buyer or Seller, during the 12-month period prior to the Closing Date or during the Non-Compete Period, has conducted business or has had an introduction, lead, relationship, understanding or arrangement.

Notwithstanding anything set forth in this Section 5(l) to the contrary, no owner of stock of GDI or owner of less than five percent (5%) of the outstanding stock of any publicly traded corporation shall be deemed, solely by reason thereof, to engage in any of its businesses.

(m)          Risk of Loss; Condemnation:

(i) Seller will bear the risk of any loss or damage to the Acquired Assets resulting from fire, theft or other casualty (except reasonable wear and tear) at all times prior to the Closing. If any such loss or damage, in the reasonable opinion of Buyer, is so substantial as to (I) prevent normal operation of any material portion of the Business or the replacement or restoration of the lost or damaged property within 20 days after the occurrence of the event resulting in such loss or damage, or (II) result in a Material Adverse Effect, Seller will (a) immediately notify Buyer of that fact and (b) Buyer may elect to terminate this Agreement. If Buyer elects so to terminate this Agreement, all Parties will be discharged of any and all obligations hereunder (other than any obligations arising from a breach by any Party of this Agreement). If the Parties mutually elect to consummate the transactions contemplated by this Agreement notwithstanding such loss or damage and do so, all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage will be delivered promptly by Seller to Buyer, or the rights to such proceeds will be assigned by Seller to Buyer if not yet paid over to Seller, and Seller will pay to Buyer an amount equal to the difference between the amount of such insurance proceeds and the full replacement cost of the damaged or lost assets as reasonably agreed to by the Parties.

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(ii) If, prior to the Closing, all or any part of or interest in the Acquired Assets is taken or condemned as a result of the exercise of the power of eminent domain, or if a Governmental Body having such power informs Seller or Buyer that it intends to condemn all or any part of or interest in the Acquired Assets, and such taking is, in the reasonable opinion of Buyer, so substantial as to prevent normal operation of any material portion of the Business (such event being called, in either case, a "Taking"), then Buyer may terminate this Agreement. If Buyer elects to consummate the transactions contemplated by this Agreement, notwithstanding such Taking, then (I) Buyer will have the sole right, in the name of Seller, if Buyer so elects, to negotiate for, claim, contest and receive all damages with respect to the Taking; (II) Seller will be relieved of its obligation to convey to Buyer the assets or interests that are the subject of the Taking; (III) at the Closing, Seller will assign to Buyer all of Seller's rights to all damages payable with respect to such Taking and will pay to Buyer all damages previously paid to Seller with respect to the Taking; and (IV) following the Closing, Seller will give Buyer such further assurances of such rights and assignments with respect to the taking as Buyer may from time to time reasonably request.

(n)            Tax Return Filing and Payment:

(i) Seller shall prepare and file any Tax Return with appropriate Federal, state and local government agencies, required to be filed with respect to Taxes (excluding income taxes), a portion of which relates to the assets or the operations of the Business for periods beginning prior to the Closing Date for which a return or payment is due after the Closing Date (collectively, "Straddle Non-Income Tax Returns"). Buyer shall prepare and file all other Tax Returns and pay all other Taxes required to be filed or paid after the Closing Date which solely relate to periods after the Closing Date.

(ii) For each Straddle Non-Income Tax Return, Seller shall notify Buyer, in good faith, of its obligation for the Taxes due (or portion thereof, in the case of property Taxes) in accordance with the terms of this Agreement, within 30 days of the due date of such Tax Return. Buyer shall remit such amounts to Seller within 15 days of such notice. Any interest, penalties or additional amounts imposed by the relevant taxing authority caused by Buyer's failure to so remit such amounts shall be an obligation of Buyer.

(iii) The Parties shall provide each other at no additional charge with such assistance as may reasonably be requested in connection with the preparation of any Tax Return relating to the Acquired Assets.

(iv) Attached hereto as Schedule 5(n) is a schedule of all Tax Returns currently being filed by Seller and their Affiliates relating to the Acquired Assets and the Business. Seller shall not be liable for any penalties imposed on Buyer as a result of Buyer's reliance on such schedule.

(o)            General: Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

(p)            Operation of Business: Prior to the Closing, Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Seller will not engage in any practice, take any action, or enter into any transaction of the sort described in Section 3(g) above.

(q)            Preservation of Business: Prior to the Closing, Seller will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

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(r)            Full Access: Prior to the Closing, upon request of Buyer, Seller will permit representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Seller.

(s)            No Solicitation. Until February 24, 2014 Seller shall not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Seller (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

(t)            Material Adverse Change:

(i) Subject to the provisions of Section 3(ff), Seller shall give prompt written notice to Buyer of any material adverse development of which the officers or directors of either Seller have Knowledge after reasonable investigation and which Seller believe causes a breach of any of their representations and warranties in Section 3 above. No disclosure by Seller pursuant to this Section 5(t), however, shall be deemed to amend or supplement Schedules to this Agreement or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(ii) Subject to the provision of Section 4(g), Buyer shall give prompt written notice to Seller of any material adverse development of which the officers or directors of Buyer have Knowledge after reasonable investigation and which it believes causes a breach of any of its representations and warranties in Section 4 above. No disclosure by Buyer pursuant to this Section 5(t), however, shall be deemed to amend or supplement Schedules to this Agreement or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

u)            Transfer Taxes: Buyer shall pay and hereby agrees to indemnify Seller , and any Affiliate thereof, from and against any sales, use, excise, transfer or similar Taxes that are imposed on or in connection with the consummation of the transactions contemplated hereby, regardless of the identity of the Person on which liability is imposed under law, provided that nothing herein shall shift the liability for sales and use Taxes arising prior to the Closing.

(v)           Satisfaction of Excluded Liabilities: Seller shall satisfy when due all Excluded Liabilities, except those Excluded Liabilities that Seller disputes in good faith.

(w)          Employee Benefit Matters:

(i) Buyer agrees that it will provide Seller with notice of which employees of Seller that Buyer intends to hire at least five (5) Business Days after the Closing Date. With respect to the employees of Seller hired by Buyer ("Hired Employees"), Buyer shall honor all accrued vacation not taken by such employees for the calendar year in which the Closing occurs to the extent such accrued vacation does not exceed that awarded to Buyer's other employees pursuant to Buyer's standard vacation accrual and year-end carryover policy.

(ii) Buyer shall offer health plan coverage to all of the Hired Employees who become employed by Buyer as of the Closing Date on terms and conditions generally applicable to all of Buyer's employees. For purposes of providing such coverage, Buyer shall waive all preexisting condition limitations for all such Hired Employees covered by the Seller's health care plan as of the Closing Date and shall provide such health care coverage effective as of the Closing Date without the application of any eligibility period for coverage. In addition, Buyer shall credit all employee payments toward deductible and co-payment obligation limits under Seller's health care plans for the plan year which includes the Closing Date as if such payments had been made for similar purposes under Buyer's health care plans during the plan year which includes the Closing Date, with respect to the Hired Employees who become employed by Buyer as of the Closing Date.

(iii) For each Hired Employee who Buyer hires on the Closing Date, Buyer shall give past service credit for all crediting purposes under each of its employee benefit plans that, on or after the Closing Date, provides coverage to the Hired Employees employed by Buyer as of the Closing Date to the same extent such employment service was credited for similar purposes under Seller's employee benefit plans prior to the Closing Date.

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(iv) In accordance with the provisions of Internal Revenue Service Revenue Procedure 96-60, Buyer shall assume the obligation to make all Form W-2 income tax report filings for the calendar year in which the Closing Date occurs, and Seller shall be relieved from making any such filings with respect to the Hired Employees that are employed by Buyer as of the Closing Date. Seller shall provide to Buyer all information, including withholding certificates, as may be reasonably requested by Buyer to accomplish Buyer's obligations under this Agreement.

(v) Buyer shall offer employment to a sufficient number of the employees employed by Seller as of the Closing Date to ensure that fifty or more employees of Seller do not experience "employment loss," as that term is defined in the Worker Adjustment Retraining Notification Act, Public Law 100-379 (August 4, 1988) ("WARN Act") during the ninety (90) day period prior to and including the Closing Date. Buyer shall continue to employ such employees who accept such offers for a period of at least ninety (90) days after the Closing Date, except for such employees who voluntarily terminate employment, retire or are discharged for cause. Buyer shall be solely responsible for and shall indemnify and hold Seller harmless from any liability arising under the WARN Act after the Closing Date, including without limitation any liability arising out of Buyer's failure to extend such offers of employment to such employees of Seller.

(x)            Use of Trademark "eOPULENCE”: Seller agrees that Buyer may use all existing printed materials included in the Acquired Assets even if such materials bear the service mark "eOPULENCE". Buyer covenants and agrees to cease using the service mark "eOPULENCE " on all printed materials as soon as practicable following the Closing Date, but in no event later than April 1, 2012.

(y)           Letters of Credit: Buyer covenants and agrees to replace (or to provide other assurances of payment satisfactory to such vendors) as of the Closing Date outstanding letters of credit, bonds and powers of attorney, which are in place as of the Closing Date to secure the obligations of Seller to pay for merchandise ordered in the Ordinary Course of Business but not yet received.

(z)            Payment of Certain Assumed Liabilities: The Assumed Liabilities that are payable by Seller to Parent or its Affiliates listed on the Closing Date Net Tangible Asset Statement shall be paid by Buyer on or prior to December 31, 1998.

(aa)         Unclaimed Property Tax Returns: Included in the Assumed Liabilities set forth on the Closing Date Net Tangible Assets Statement will be an amount relating to refund checks that have been issued to customers of the Acquired Business but which have not as yet been cashed as of the Closing. With respect to such refund amounts for which a Tax is due and payable as of the Closing Date under state unclaimed property laws or similar escheat laws, Seller covenant and agree to file all required Tax Returns with respect thereto and to pay all Taxes reflected thereon as soon as reasonably practicable following the Closing. Buyer shall reimburse Seller for the amount of such Taxes actually paid to the applicable Governmental Body within 30 days of receipt by Buyer of an invoice therefore from Seller, together with a copy of the applicable Tax Returns and such other supporting materials as Buyer may reasonably request.

SECTION 6. CONDITIONS TO OBLIGATION TO CLOSE.

(a)          Conditions to Obligation of Buyer: The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) Seller shall have procured all of the Required Consents specified in Schedule 3(c) at or prior to the Closing;

(iv) no action, suit or proceeding is pending before any Governmental Body or arbitrator wherein an unfavorable Order would:

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(A) prevent consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents,

(B) cause any of the transactions contemplated by this Agreement or the other Transaction Documents to be rescinded following consummation or

(C) affect adversely the Acquired Assets or their value or the right of Buyer to own the Acquired Assets and to operate the Acquired Business (and no such Order shall be in effect);

(v) all material registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required in respect of the transactions contemplated hereby shall have been filed, made or obtained, and all waiting periods applicable under the HSR Act shall have expired or been terminated;

(vi) Seller shall have delivered to Buyer a certificate signed by a Vice President of Seller, without personal liability, to the effect that each of the conditions specified above in Section 6(a)(i) and (ii) is satisfied;

vii) Buyer shall have received from or on behalf of Seller delivery of all the Closing Documents listed in Section 7(a) below;

(viii) all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and by the other Transaction Documents and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby and thereby will be reasonably satisfactory in form and substance to Buyer;

(ix) Seller shall have delivered the audited balance sheet and related statements of operations, stockholder's equity and cash flows of Seller as of and for the fiscal year ended December 30, 2012 prepared in accordance with GAAP and which conform with the provisions of Regulation S-X of the Securities Act, which have been previously delivered to Buyer in draft form and with respect to which Buyer acknowledges that none of the conditions specified in the definition of "significant subsidiary" in Rule 1-02(w) of Regulation S-X exceeds 40% when compared to the consolidated financial statements of Buyer. The reasonable cost of preparing the aforesaid financial statements shall be borne by Seller. Alternatively, should such statements not be available prior to the Closing, Seller shall have delivered prior to the Closing a letter from the Seller's Accountant confirming that they can provide such audited financial statements. In addition, Seller shall have delivered a letter, in substantially the form set forth in Exhibit G, from the Seller's Accountant, containing an undertaking to consent in the future to the use by Buyer or its Affiliates, in documents filed pursuant to the Securities Act or the Securities Exchange Act, of the above required financial statements of Seller audited by such auditors and the auditor's reports with respect to such financial statements;

(x) The Estimated Closing Date Net Tangible Assets (as defined below) of Seller shall be not less than amount shown on the balance sheet. The amount of the Estimated Closing Date Net Tangible Assets shall be based on a statement of the Net Tangible Assets of Seller delivered by Seller no less than 5 days prior to the Closing Date (which was prepared in good faith by Seller in accordance with GAAP and accepted by Buyer, the "Estimated Closing Date Net Tangible Assets Statement"), as estimated for and as of the Closing Date (the "Estimated Closing Date Net Tangible Assets");

(xi) Seller shall deliver at the Closing a complete, accurate and current, as of a date within two weeks prior to Closing, "marketing extract" in electronic form useable by Buyer, extracted from Seller's database.

(xi). Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at the Closing, it being understood that if Buyer elects to waive in writing any of such conditions and proceed with the Closing, no claim or right to be indemnified for failure to satisfy such condition shall be available to Buyer.

(b)          Conditions to Obligation of Seller: The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

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(ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) no action, suit or proceeding is pending before any Governmental Body or arbitrator wherein an unfavorable Order would:

(A) prevent consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents or

(B) cause any of the transactions contemplated by this Agreement or the other Transaction Documents to be rescinded following consummation or

(C) affect adversely the ability of Buyer to assume the Assumed Liabilities (and no such Order shall be in effect);

(iv) Intentionally Omitted:

(v) all material registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required in respect of the transactions contemplated hereby shall have been filed, made or obtained, and all waiting periods applicable under the HSR Act shall have expired or been terminated;

vi) Buyer shall have delivered to Seller a certificate signed by the Chief Executive Officer of Buyer, without personal liability, to the effect that each of the conditions specified above in Section 6(b)(i) and (ii) is satisfied;

(vii) Buyer shall have made available to Seller such information concerning Buyer as may be reasonably necessary to enable Seller to be reasonably satisfied of Buyer's ability to fulfill its duties and obligations pursuant to the NQSO Agreement;

(viii) Seller shall have received from or on behalf of Buyer all of the Closing Documents listed in Section 7(b) below;

(ix) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and by the other Transaction Documents and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby and thereby will be reasonably satisfactory in form and substance to Seller;

(x) Seller shall have received the consent of the landlord to enter into the Sublease.

Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at the Closing, it being understood that if Seller elects to waive in writing any of such conditions and proceeds with the Closing, no claim or right to be indemnified for failure to satisfy such condition shall be available to Seller.

SECTION 7. CLOSING DOCUMENTS.

(a)           Seller Deliveries: Seller, as the case may be, shall execute and deliver (or cause the execution and delivery of) the following documents to Buyer, prior to or simultaneously with the Closing:

(i) the Bill of Sale;

(ii) the Assignment Documents;

(iii) all other documents necessary to convey good and valid title to the Acquired Assets;

(iv) Intentionally Omitted:

(v) Intentionally Omitted:

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(vi) a certificate dated the Closing Date, of the Secretary of Seller:

(A) attaching copies, certified by such officer, without personal liability, as true and complete, of the Bylaws of Seller , as amended to the Closing Date;

(B) attaching resolutions of the Board of Directors and the stockholders of each of Seller , if required, in connection with the authorization and approval of the execution, delivery and performance by each of Seller of this Agreement and the Transaction Documents to which it is a party;

(C) setting forth the incumbency of the officer or officers of each of Seller who have executed and delivered this Agreement and each other Transaction Document to which it is a party, including therein a signature specimen of each such officer or officers;

(D) attaching copies, certified by the Secretary of State of the State of Delaware, of each of Seller's Certificate of Incorporation as amended to the Closing Date; and

(E) certifying without personal liability that no action, suit or proceeding is pending before any Governmental Body or arbitrator wherein an unfavorable Order would (1) prevent consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents, (2) cause any of the transactions contemplated by this Agreement or the other Transaction Documents to be rescinded following consummation or (3) affect adversely the Acquired Assets or their value or the right of Buyer to own the Acquired Assets and to operate the Acquired Business (and that no such Order is in effect);

(vii) Intentionally Omitted:

(viii) Intentionally Omitted:;

(ix) Intentionally Omitted:;

(x) if any party has a security interest in any of the Acquired Assets then Seller shall provide UCC-3 financing statements terminating UCC-1 financing statements filed wherever and whenever, including but not limited to the New York and Delaware Secretary of State, releasing all Security Interests held by any Person in the Acquired Assets, including, without limitation, those security interests evidenced by the UCC-1 financing statements set forth on Schedule 7(a)(x);

(xi) evidence reasonably acceptable to Buyer that Seller has taken all steps necessary to change, effective immediately following the Closing: its corporate name to any name other than "LuxeYard" or any variant or abbreviation thereof;

(xii) an assignment to Buyer of Seller's merchant numbers used for credit card purchases, to the extent transferable;

(xiii) the Sublease (including an estoppel certificate from the lessor);

(xiv) letters from Seller’s phone carriers, consenting to the assignment and transfer to Buyer of all phone numbers including any toll-free 800 and 888- prefix phone numbers used by Seller in the Business if such numbers exist; and

(xv) the Lease between Buyer and Seller.

(b)           Buyer Deliveries. Buyer shall execute and deliver to Seller (or cause the execution and delivery of) the following documents to Seller, prior to or simultaneously with the Closing:

(i) the Bill of Sale executed by Buyer;

(ii) the Assignment Documents;

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(iii) Intentionally Omitted;

(iv) Intentionally Omitted:

(v) Intentionally Omitted:

(vi) Intentionally Omitted:

(vii) Intentionally Omitted:

(viii) all material authorizations, consents and approvals of governments and governmental agencies set forth in Schedule 4(c) hereof;

(ix) Intentionally Omitted:

(x) Intentionally Omitted:

(xi) Intentionally Omitted:

(xii) Intentionally Omitted:

(xiii) Intentionally Omitted:

SECTION 8. TERMINATION.

(a)          Method of Termination. This Agreement may be terminated or abandoned only as follows:

(i) At any time prior to the Closing by the mutual consent of the Parties hereto;

(ii) By Buyer after February 22, 2012 if any of the conditions set forth in Section 6(a) hereof to which the obligations of Buyer are subject have not been fulfilled or waived in writing, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Buyer;

(iii) By Seller after February 22, 2012, if any of the conditions set forth in Section 6(b) hereof to which the obligations of Seller are subject have not been fulfilled or waived in writing, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Seller ; or

(iv) By any Party pursuant to the terms of Sections 5(m) ("Risk of Loss; Condemnation") and 10(c) ("HSR and Other Filings").

(b) Rights Upon Termination.

(i) In the event of a termination of this Agreement pursuant to Section 8(a)(i) or 8(a)(iv) hereof, each Party shall pay the costs and expenses incurred by it in connection with this Agreement, and no Party (or any of its officers, directors, members, employees, agents, representatives or stockholders) shall be liable to any other Party for any cost, expense, damage or loss of anticipated profits hereunder.

(ii) In the event of a termination of this Agreement pursuant to Section 8(a)(ii) hereof and either Seller is in breach of any material provision of this Agreement, then Buyer shall have the right to seek all remedies available to it as provided under this Agreement and at law.

(iii) In the event of termination of this Agreement pursuant to Section 8(a)(iii) hereof and Buyer is in breach of any material provision of this Agreement, then Seller shall have the right to seek all remedies available to them as provided under this Agreement and at law.

(iv) In the event of termination of this Agreement for any reason, the confidentiality provisions contained in Section 5(b) hereof shall survive.

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SECTION 9. ARBITRATION OF DISPUTES.

(a)          Mandatory Arbitration: Buyer, on the one hand, and Seller, on the other, shall promptly submit any dispute, claim or controversy arising out of or relating to this Agreement or any Transaction Document (including, without limitation, with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or such Transaction Document) or any alleged breach (including any action in tort, contract, equity or otherwise) to binding arbitration before one arbitrator (the "Arbitrator"). The Parties agree that, except as otherwise provided herein respecting temporary or preliminary injunctive relief, binding arbitration shall be the sole means of resolving any dispute, claim or controversy arising out of or relating to this Agreement or any Transaction Document (including, without limitation, with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or such Transaction Document) or any alleged breach (including any claim in tort, contract, equity or otherwise).

(b)          Arbitrator's Qualifications and Selection: The Arbitrator shall be an active member of the California Bar, specializing for at least fifteen (15) years in mergers and acquisitions. The Arbitrator shall be selected by the California chapter head of the American Arbitration Association upon the request of any Party. The Arbitrator shall be selected within thirty (30) days of request.

(c)          Governing Law; Written Decision: Any arbitration hereunder or under any Transaction Document, shall be governed by the laws of the State of Delaware, which laws the Arbitrator shall apply in rendering his or her decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within 60 days after he or she shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)          Procedures; Evidence; Experts:

(i) Any arbitration instituted by a Party shall be held in Los Angeles, CA in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(ii) On application to the Arbitrator, any Party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure and the Federal Rules of Evidence shall apply to any Arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his or her decision shall be rendered within the period referred to in Section 9(c).

(iii) The Arbitrator may, at his or her discretion and at the expense of the Party(ies) who will bear the cost of the Arbitration, employ experts to assist him or her in his or her determinations.

(e)          Costs: The costs (excluding the fees of counsel for the Parties) of the Arbitration proceeding shall be borne solely by the unsuccessful Party and shall be awarded as part of the Arbitrator's decision, unless the Arbitrator shall otherwise allocate such costs, for reasons set forth in such decision.

(f)          Consent to Jurisdiction: Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The Parties expressly consent to the jurisdiction of the Federal courts in Central District of California to enforce any award of the Arbitrator or to render any provisional or injunctive relief in connection with or in aid of the arbitration. The Parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the Parties hereto shall challenge any arbitration hereunder on the grounds that any Person necessary to such arbitration (including, without limitation, any Party hereto) shall have been absent from such arbitration for any reason, including, without limitation, that such Person shall have been the subject of any bankruptcy, reorganization or insolvency proceeding.

(g)          Injunctive Relief: This Section 9 shall not prevent any Party from seeking or obtaining temporary or preliminary injunctive relief in a court for any breach or threatened breach of any provision of this Agreement or any Transaction Document; provided, that the determination whether such breach or threatened breach shall have occurred and the remedy therefore (other than with respect to such preliminary or temporary relief) shall be made by arbitration pursuant to this Section 9.

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(h)          Indemnification: The Parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any Claim arising out of any arbitration under this Agreement or any Transaction Document, unless resulting from the willful misconduct of the Person indemnified.

(i)          Survival: The provisions of this Section 9 shall survive the termination of this Agreement and any Transaction Document.

(j)          WAIVER OF JURY TRIAL; EXEMPLARY DAMAGES: ALL PARTIES HEREBY WAIVE THEIR RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY TRANSACTION DOCUMENT. No Party shall be awarded punitive or other exemplary damages respecting any dispute arising under this Agreement or any Transaction Document.

(k)          Interest: Any amount payable by one Party to another under this Section 9, shall bear interest at the rate of 12% per annum from the date due until paid.

SECTION 10. OTHER AGREEMENTS.

(a)          Lockup of the Shares. Seller agrees to be bound to the terms of the lock-up agreement (the “Lock-up Agreement”) as set forth in Exhibit B.

(b)          Press Releases and Public Announcements: Upon the signing of this Agreement or within a reasonable time thereafter, Buyer shall, and Seller may, issue a press release relating to the purchase and sale of the assets of Seller. The text of such press release shall be subject to the reasonable approval, which will not be unreasonably withheld or delayed, of Seller or Buyer, as the case may be. No Party shall disclose to any third party, other than its legal and financial advisors and others who need to know in order to consummate this Agreement, the terms of this Agreement or the other Transaction Documents, without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

(c)          HSR and Other Filings: Each of the Parties agrees to use commercially reasonable efforts to effect all necessary registrations and filings including, but not limited to, filings under the HSR Act, if applicable, and submissions of information requested by Governmental Bodies, necessary to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other Parties in connection with the foregoing. The Parties shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Body in connection with antitrust matters. The Parties shall use their respective commercially reasonable efforts to overcome any objections which may be raised by the FTC, the Antitrust Division or any other Governmental Body having jurisdiction over antitrust matters. Notwithstanding anything to the contrary in this Agreement, if any Party, in its reasonable business judgment, considers the imposition of a condition upon the transactions by a Governmental Body to be materially adverse to such Party, such Party may terminate this Agreement.

(d)          No Third-Party Beneficiaries: This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(e)          Entire Agreement: This Agreement (including the Exhibits) and the Transaction Documents (including the documents referred to herein and therein) collectively constitute the entire agreement among the Parties and supersede any prior and contemporaneous understandings, agreements or representations by or among the Parties written or oral, to the extent they related in any way to the subject matter hereof.

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(f)          Succession and Assignment: This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(g)          Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(h)          Headings: The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)          Notices: All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to Seller :

Christian Vega
32-34 34th Street
Astoria, New York, 11106

If to Buyer:

LY Retail, LLC

8884 Venice Blvd

Los Angeles, Ca. 90034

Attention: Braden Richter

Facsimile: 310-574-5059

e-mail: brichter@luxeyard.com

with a copy in each case (which shall not constitute notice) to:

Margot Ritcher

8884 Venice Blvd

Los Angeles, Ca. 90034

Attention: Braden Richter

Facsimile: 310-574-5059

e-mail: mritcher@luxeyard.com

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(j)          Governing Law: This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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(k)          Amendments and Waivers: No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(l)          Severability: Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(m)          Expenses: Each Party will bear its own costs and expenses (including, without limitation, fees and expenses of accountants, attorneys, financial advisors and brokers) incurred in connection with the Letter of Proposal and Term Sheet, dated June 15, 1998, this Agreement, the other Transaction Documents and the preparation and negotiation thereof and the consummation of the transactions contemplated hereby and thereby ("Transaction Expenses").

(n)          Construction: The Parties have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement and the other Transaction Documents. Any reference to any Federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

(o          Incorporation of Appendices, Exhibits and Schedules: The Exhibits, Appendices and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(p)          Taxable Asset Purchase: Each of the Parties agrees that the transaction contemplated in this Agreement shall be reflected in any Tax Return filed by such Party as taxable sale (as described in Section 1001 of the Code) of the Acquired Assets.

(q)          Further Actions: The Parties will execute and deliver to the other (and Buyer shall cause GDI to deliver), from time to time at or after the Closing, for no additional consideration and at no additional cost to the requesting party, such further assignment, certificates, instruments, records or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each Party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

(r)          Time of the Essence: Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day that is not a Business Day, the time for the giving of such notice or the performance of such act will be extended the next succeeding Business Day.

s)          Bulk Sales: The Parties acknowledge and agree that Seller will not comply with the bulk sale requirements of the Uniform Commercial Code. Buyer agrees that such non-compliance will not constitute a breach of this Agreement; provided however, Seller agrees that any claim which is related to an Adverse Consequence which results from such non-compliance is an Excluded Liability.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

LY Retail, LLC

By:
Braden Richter

Its:	Chief Executive Officer

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eOPULENCE LLC

By:

Christian Vega
Its:	Chief Executive Officer

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APPENDIX I

DEFINITIONS:

“Acquired Assets" means all of the Business, goodwill, assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, wherever located and whether or not carried or reflected on the books and records of Seller, which are (i) owned by Seller or (ii) in which Seller has any interest, or (iii) which are located on the premises of Seller and used exclusively by Seller in its Business as of the Closing Date, or which are otherwise used exclusively in, related exclusively to, or useful exclusively to, the Business, except for the Excluded Assets referred to below. The Acquired Assets shall include, but not be limited to, the following:

(a) all tangible personal property set forth on Schedule 1.1(a) (such as machinery, equipment, inventories of supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, dies and leasehold improvements);

(b) all Intellectual Property set forth on Schedule 1.1(b), goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto and rights thereunder, remedies against infringements thereof and rights to protection of interests therein under the laws of all jurisdictions, including, without limitation, the exclusive right to use the domain name "eOPULENCE.com," and the right to use in the Business the names (including derivatives and variations thereof) and associated logos, if any, and the Miscellaneous Design (collectively, the "Catalog Names");

(c) all agreements, contracts, indentures, mortgages, instruments, chattel paper, guaranties, other similar arrangements and rights thereunder, including, without limitation, the leases in respect of (i) the telephone and computer equipment (to the extent included in the Acquired Assets);

(d) all accounts, notes and other receivables;

(e)all claims, deposits, prepayments, refunds, causes of action, chooses in action, rights of recovery, rights of set off and rights of recoupment;

(f) all franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies to the extent transferable;

(g) all books, records, ledgers, files, documents, correspondence, customer lists, prospect lists and other lists, plats, architectural plans, drawings and specifications, creative materials, advertising and promotional materials, studies, reports and other printed or written material (excluding any such item exclusively relating to an Excluded Asset, Excluded Contract or Excluded Liability);

(h) all cash;

(i) all prepaid expenses to the extent included in Closing Date Net Tangible Assets; provided that any prepaid expense that is included in the Closing Date Net Tangible Assets will be considered part of the Acquired Assets even if its value is zero;

(j) all data processing programs, computer printouts, data bases, hardware, merchant numbers used for credit card purchases (to the extent transferable) and related items owned by Seller or used exclusively in the conduct of the Business, including accounting, invoices, crediting and data processing losses and programs; and

(k) all rights, claims and causes of action held by or inuring to the benefit of Seller

"Acquired Business" means the businesses and operations acquired by Buyer pursuant to this Agreement.

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“actual attorneys' fees" or "attorneys' fees actually incurred" means the full and actual costs of any real services actually performed in connection with the matter for which such fees are sought, calculated on the basis of the usual fees charged by the attorneys performing such services and shall not be limited to "reasonable attorneys' fees" as that term may be defined in statutory or decisional authority.

"Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses, whether resulting from the breach of a representation, warranty, covenant or otherwise.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

"Agreement" has the meaning set forth in the preface of this Agreement.

"Antitrust Division" has the meaning set forth in Section 10(c) of this Agreement.

"Applicable Rate" means the annualized interest rate as determined pursuant to Section 1274(d) of the Code.

"Arbitrator" has the meaning set forth in Section 9(a) of this Agreement.

"Assignment Documents" has the meaning set forth in Section 2(e) of this Agreement.

"Assumed Contracts" has the meaning set forth in the definition of the term "Acquired Assets."

"Assumed Liabilities" means those liabilities incurred by Seller but only to the extent that such Assumed Liabilities have been incurred in the Ordinary Course of Business and are within usual commercial terms. Specifically Buyer shall assume the cost for any leasehold interests. Notwithstanding the foregoing, the total amount of Seller’s Assumed Liabilities shall in no event whatsoever exceed Ten Thousand Dollars ($10,000.00). Any Assumed Liabilities in excess of Ten Thousand Dollars ($10,000.00) shall be the sole and exclusive obligation of Seller.

“Bill of Sale" has the meaning set forth in Section 2(e) of this Agreement.

“Business" means the businesses and operations of Seller as conducted now by Seller anywhere in the world.

"Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the United States of America are not open for business.

"Buyer" has the meaning set forth in the preface of this Agreement.

"Buyer Indemnified Parties" has the meaning set forth in Section 5(d)(i) of this Agreement.

"Buyer Indemnified Party" has the meaning set forth in Section 5(d)(i) of this Agreement.

"Catalog Names" has the meaning set forth in the definition of the term "Acquired Assets."

Claims" mean all actions, suits, notices, claims, demands, orders, Governmental Body-imposed or court-imposed requirements, proceedings, hearings and investigations.

"Closing" has the meaning set forth in Section 2(d) of this Agreement.

"Closing Date" has the meaning set forth in Section 2(d) of this Agreement.

"Closing Date Balance Sheet" has the meaning set forth in Section 2(f)(i) of this Agreement.

"Closing Date Net Tangible Assets" has the meaning set forth in Section 2(f)(i) of this Agreement.

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"Closing Date Net Tangible Assets Statement" has the meaning set forth in Section 2(f)(i) of this Agreement.

"Closing Stock Price" means the closing stock price of the Common Stock on the Business Day immediately prior to the Closing Date.

"Code" means the Internal Revenue Code of 1986, as amended.

"Common Stock" has the meaning set forth in Section 2(c)(i) of this Agreement.

"Confidential Information" means any information concerning the businesses and affairs of Seller, Parent, Buyer, the Business or the Acquired Business that is not already generally available to the public and that is treated as confidential by the party who owns or created such information, other than (x) information that is required to be disclosed by applicable law or judicial order, (y) disclosures made by any Party to its directors, officers, employees, attorneys, accountants, members, lenders and accredited potential investors (excluding any potential investors that are competitors of the Business) and other agents that need the information in connection with the evaluation and consummation of the transactions contemplated herein, or (z) disclosures made by any Party as shall be reasonably necessary in connection with obtaining the consents and approvals set forth in Schedule 3(c) or Schedule- 4(c); provided, however, in connection with disclosure of Confidential Information under (x) and (z) hereof, the disclosing Party shall give the other Party hereto timely prior notice of the anticipated disclosure and the Parties shall cooperate in designing reasonable procedural and other safeguards to preserve, to the maximum extent possible, the confidentiality of such material.

"Contract" means any contract, agreement, indenture, note, bond, loan, guaranty, instrument, lease, conditional sale contract, mortgage, license, franchise, power of attorney, commitment or other binding arrangement, whether written or oral.

"Environmental, Health and Safety Laws" means the following as in effect as of the date hereof: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of Federal, state, local and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety or employee health and safety, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes.

"Escrow Agent" has the meaning set forth in the Escrow Agreement.

"Escrow Agreement" has the meaning set forth in Section 2(c)(i) of this Agreement.

"Escrow Shares" has the meaning set forth in Section 2(c)(i) of this Agreement.

"Estimated Closing Date Net Tangible Assets" has the meaning set forth in Section 6(a)(x) of this Agreement.

“Estimated Closing Date Net Tangible Assets Statement" has the meaning set forth in Section 6(a)(x) of this Agreement.

"Excluded Assets" has the meaning set forth in the definitions of the term "Acquired Assets."

"Excluded Contracts" means those Contracts of Seller other than Assumed Contracts, including those listed in Schedule 1.2.

"Excluded Liability" means any liability of Seller other than Assumed Liabilities.

"FTC" has the meaning set forth in Section 10(c) of this Agreement.

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

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"GDI" has the meaning set forth in Section 2(c)(i) of this Agreement.

"GDI Agreement" means that certain Agreement of even date herewith among Seller, Parent and GDI.

"Governmental Body" means any government or any agency, subdivision or instrumentality of any government.

"Historical Financial Statements" has the meaning set forth in Section 3(f)(i) of this Agreement.

"Hired Employees" has the meaning set forth in Section 5(w)(i) of this Agreement.

"HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Indemnified Party" has the meaning set forth in Section 5(f)(i) of this Agreement.

"Indemnifying Party" has the meaning set forth Section 5(f)(i) of this Agreement.

"Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, housefile databases, mailing lists, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (f) all computer software (including all data and related documentation), (g) all other proprietary rights and (h) all copies and tangible embodiments thereof (in whatever form or medium).

"June 1998 Balance Sheet" has the meaning set forth in Section 3(f)(ii) of this Agreement.

"June 1998 Financial Statements" has the meaning set forth in Section 3(f)(ii) of this Agreement.

"Key Employees" has the meaning set forth in Section 5(l)(B) of this Agreement.

"Knowledge" means actual knowledge.

"Law" means any applicable law, statute, code, ordinance, regulation or other requirement of any Governmental Body.

"Lease" has the meaning set forth in Section 3(l)(i) of this Agreement.

"Liabilities" means any direct or indirect indebtedness, liability, claim, loss, damage, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by GAAP to be set forth on a financial statement or in the notes thereto, including, without limitation, any Liabilities for Taxes.

"License Agreement" has the meaning set forth in Section 7(a)(vii) of this Agreement.

Mailing Lists" has the meaning set forth in Section 3(m)(vii) of this Agreement.

"Material Adverse Effect" means a material adverse effect on the assets, properties, operations, results of operations, condition (financial or otherwise) of Seller or the Business or on the ability of Seller to consummate the transactions contemplated herein or in the other Transaction Documents.

"Miscellaneous Design" ______________ Intentionally Omitted

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"Most Recent Balance Sheet" has the meaning set forth in Section 3(f)(i) of this Agreement.

"Most Recent Fiscal Year End" has the meaning set forth in Section 3(f)(i) of this Agreement.

"Net Tangible Assets" for purposes hereof, as of any date of determination (or date of estimated determination) shall be equal to the following as of such date or date of estimation: (i) cash, accounts receivable (net of reserves), inventories (net of reserves), prepaid and deferred promotion costs, prepaid expenses (except prepaid intercompany and prepaid divestiture expenses), leasehold improvements, furniture, fixtures and equipment, computer equipment, software and construction in progress (in each case net of all accumulated depreciation and amortization), and investment in joint venture, less (ii) accounts payable, deferred revenue, accrued payroll and related - withholdings, and other current liabilities, all incurred in the Ordinary Course of Business for the benefit of the Acquired Assets and Acquired Business consistent with Seller's past custom and practice, and as reflected on the Closing Date Net Tangible Asset Statement as determined in accordance with GAAP consistently applied.

"Non-Compete Period" has the meaning set forth in Section 5(l)(A) of this Agreement.

"NTA Excess" has the meaning set forth in Section 2(f)(iv) of this Agreement.

"NTA Objections Statement" has the meaning set forth in Section 2(f)(ii) of this Agreement.

"NTA Shortfall" has the meaning set forth in Section 2(f)(iii) of this Agreement.

“Option Shares” has the meaning set forth in Section 2(j) of this Agreement

"Order" means any order, judgment, ruling, injunction, award, decree, charge or writ.

"Ordinary Course of Business" means the ordinary course of business of Seller consistent with past custom and practice (including with respect to quantity and frequency) and for the direct benefit of the Acquired Business or the Acquired Assets.

"Parent" has the meaning set forth in the preface of this Agreement.

"Parties" has the meaning set forth in the preface of this Agreement.

"Person" means an individual, a partnership (general or limited), a member, a corporation, a limited liability company or partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

"Post-Closing Determination" has the meaning set forth in Section 2(f)(ii) of this Agreement.

"Purchase Price" has the meaning set forth in Section 2(c) of this Agreement.

"Registration Rights Agreement" has the meaning set forth in Section 2(c)(i) of this Agreement.

"Required Consents" has the meaning set forth in Section 3(c) of this Agreement.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Security Interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest, except for (i) minor imperfections of title and liens which are not substantial in amount, which do not materially detract from the property subject thereto or materially impair the use of the property in the Business and which have arisen in the Ordinary Course of Business, (ii) liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings, (iii) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, (iv) carriers, warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the Ordinary Course of Business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings, and (v) statutory and contractual liens in favor of landlords securing leases.

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"Seller" has the meaning set forth in the preface to this Agreement.

"Seller's Accountant" has the meaning set forth in Section 2(f)(i) of this Agreement.

"Seller Indemnified Parties" has the meaning set forth in Section 5(e)(i) of this Agreement.

"Seller Indemnified Party" has the meaning set forth in Section 5(e)(i) of this Agreement.

"Service Agreement" has the meaning set forth in Section 7(a)(viii) of this Agreement.

"Shares" has the meaning set forth in Section 2(c)(i) of this Agreement.

"Signing Stock Price" means the average closing price of the Common Stock, as published in the Wall Street Journal, of the five trading days immediately prior to the signing of this Agreement.

“Straddle Non-Income Tax Returns" has the meaning set forth in Section 5(n)(i) of this Agreement.

"Sublease" has the meaning set forth in Section 3(l)(ii) of this Agreement.

"Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

"Tax" means any Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, employment, sales, use, property, withholding, excise and other tax, duty or assessment of any nature whatsoever, together with all interest, penalties and additions imposed with respect thereto. The term "taxable" shall have a correlative meaning.

Taking" has the meaning set forth in Section 5(m)(ii) of this Agreement.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

"Third-Party Claim" has the meaning set forth in Section 5(f)(i) of this Agreement.

"Third-Party Firm" has the meaning set forth in Section 2(f)(ii) of this Agreement.

"Transaction Documents" means this Agreement, the Escrow Agreement, the Registration Rights Agreement, the Lease, the Sublease, the License Agreement, the Service Agreement, the GDI Agreement, and every other instrument and document entered into in connection with this Agreement.

"Transaction Expenses" has the meaning set forth in Section 10(m) of this Agreement.

"WARN Act" has the meaning set forth in Section 5(w)(v) of this Agreement.

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Exhibit A

LUXEYARD INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION is granted as of February 22, 2012 by LUXEYARD, INC. a Delaware corporation (the “Company”), to Antonio Lopez(“Optionee”).

1.          Grant. The Company hereby grants to Optionee an option (the “Option”) under the Company’s adopted employee stock option plan (the “Plan”) to purchase three hundred thousands (300,000) of the Company’s common stock, par value $0.0001 per share ( the “Option Shares”), at a purchase prices of Thirty Cents ($.30) per Option Share (the “Option Price”). For the purposes of clarity Optionee agrees and acknowledges the foregoing number of Option Shares in the Option Grant are being granted to Executive after the effectiveness of the one to seventeen (1:17) forward split that was approved by the Company’s board of directors on November 30, 2011 (the “Forward Split”). Such Option Shares are being issued in accordance with the terms and conditions set forth in the Plan. Notwithstanding the aforementioned Forward Split, the number of Shares underlying the Grant and the exercise price set forth herein shall be appropriately adjusted upon any future split, combination, reclassification, recapitalization or similar change with respect to the Company’s common stock. . This Option is granted pursuant to the Plan. Capitalized terms used herein shall have the same meaning as set forth in the Plan except to the extent the context clearly requires otherwise. This Option is intended to be consistent with the terms of the Plan and is subject in all regards to the terms of the Plan. In any case in which there is a conflict between the terms of this Option and the terms of the Plan, the conflict shall be resolved in favor of the Plan. This Option is not intended to be an “incentive stock option” within the meaning of Section 422(b) the Internal Revenue Code of 1986, as amended (the “Code”)

2.          Term.

(a)          General Rule. The Option shall have a term (the “Term”) commencing from the date of grant and shall terminate at full at 5:00 PM New York, New York time on November 30, 2021. The Option Shares shall vest and be exercisable over the next thirty six (36) consecutive months commencing on March 1, 2012 at the following rate: five thousand five hundred fifty-five (5,555) shares per month for the next thirty-five (35) consecutive months and five thousand five hundred seventy-five (5,575) shares for the thirty-sixth (36th) and last month. This Option may be exercised in whole or in part with respect to any Option Shares that have vested and become exercisable, except that this Option may in no event be exercised with respect to fractional shares. Furthermore, Executive also agrees and acknowledges that Optionee is subject to the terms and conditions of the lock-up agreement (the “Lock-Up Agreement”) dated as of February 22, 2012 between Optionee and Company.

(b)          Termination of Employment. Intentionally omitted since Optionee is not an employee.

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(c)          Forfeiture. If the Committee makes a finding, after full and good faith consideration of the facts presented on behalf of both the Company and Optionee, that Optionee has: (i) committed a material and serious breach or committed material neglect of Optionee’s responsibilities to the Company; (ii) committed a material willful violation or disregard of standards of conduct established by law; (iii) committed a material willful violation or disregard of standards of conduct established by Company policy as may from time to time be communicated to Optionee; (iv) committed material fraud, willful material misconduct, material misappropriation of funds or other material dishonesty; (v) been convicted of a crime of moral turpitude; then the Option shall terminate on the date of such finding. In addition to immediate termination of the Option, Optionee shall forfeit all Option Shares for any exercised portion of the Option for which the Company has not yet delivered the share certificates to Optionee upon refund by the Company of the Option Price paid by Optionee with respect to such Option Shares.

(d)          Transfers. This Option may not be transferred except by will or other testamentary device or by the laws of descent and distribution. During the lifetime of the person to whom this Option is granted, the Option may be exercised only by him or her. Notwithstanding the foregoing, this Option may be transferred pursuant to the terms of a “qualified domestic relations order” within the meaning of Sections 401(a) (13) and 414(p) of the Code or within the meaning of Title I of the Optionee Retirement Income Security Act of 1974, as amended.

3.          Method of Exercise and Payment.

(a)          When exercisable under Section 2 or Section 7, this Option may be exercised by written notice, pursuant to Section 9, to the Company’s Chief Operating Officer specifying the number of Option Shares to be purchased (the “Notice”). The Notice shall be accompanied by payment of the aggregate Option Price of the Option Shares being purchased (a) in cash, (b) by certified check payable to the order of the Company or (c) by a combination of the foregoing. Such exercise shall be effective upon the actual receipt by the Company’s Vice President of such Notice and payment.

(b)          Unless the Option Shares are covered by a then current registration statement or a Notification under Regulation A under the Securities Act of 1933, as amended (the “Act”), and current registrations under all applicable state securities laws, the Notice shall include Optionee’s acknowledgement, in form and substance satisfactory to the Company, that Optionee (a) is purchasing such Option Shares for investment and not for distribution or resale (other than a distribution or resale which, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Act or any state securities laws), (b) has been advised and understands that (i) the Option Shares have not been registered under the Act and are “restricted securities” within the meaning of Rule 144 under the Act and are subject to restrictions on transfer, (ii) the Company is under no obligation to register the Option Shares under the Act or to take any action which would make available to Optionee any exemption from such registration, and (iii) the Option Shares may not be transferred without compliance with all applicable federal and state securities laws.

(c)          In addition, except as provided below, Optionee may make payment in whole or in part in shares of the Company’s Common Stock held by the Optionee for more than six months. If payment is made in whole or in part in shares of the Company’s Common Stock, then Optionee shall deliver to the Company certificates registered in the name of Optionee representing shares of the Company’s Common Stock legally and beneficially owned by Optionee, free of all liens, claims and encumbrances of every kind and having a Fair Market Value (as defined in the Plan) on the date of delivery of such notice that is not greater than the Option Price of the Option Shares with respect to which the Option is to be exercised, accompanied by stock powers duly endorsed in blank by the record holder of the shares represented by such certificates. Notwithstanding the foregoing, the Committee, in its sole discretion, may refuse to accept shares of the Company’s Common Stock in payment of the Option Price. In that event, any certificates representing shares of the Company’s Common Stock which were delivered to the Company shall be returned to Optionee with notice of the refusal of the Committee to accept such shares in payment of the Option Price. Furthermore, the Committee may impose such limitations and prohibitions on the use of shares of the Company’s Common Stock to exercise the Option as it deems appropriate.

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4.          Adjustments on Changes in Capitalization. In the event that, prior to the delivery by the Company of all the Option Shares in respect of which the Option is granted, there shall be a stock dividend, stock split, recapitalization or other change in the number or class of issued and outstanding equity securities of the Company resulting from a subdivision or consolidation of the Company’s Common Stock and/or other outstanding equity security or a recapitalization or other capital adjustment affecting the Company’s Common Stock or an equity security of the Company which is effected without receipt of consideration by the Company, the remaining number of Option Shares (or class of shares) subject to the Option and Option Price therefore shall be adjusted in a manner determined by the Committee so that the adjusted number of Option Shares (or class of shares) and the adjusted Option Price shall be the substantial equivalent of the remaining number of Option Shares subject to the Option and Option Price thereof prior to such change. For purposes of this Section 5, no adjustment shall be made as a result of the issuance of the Company’s Common Stock upon the conversion of other securities of the Company which are convertible into Common Stock.

5.          Legal Requirements. If the listing registration or qualification of the Option Shares upon any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body is necessary as a condition of or in connection with the purchase of such Option Shares, the Company shall not be obligated to issue or deliver the certificates representing the Option Shares as to which the Option has been exercised unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained. If registration is considered unnecessary by the Company or its counsel, the Company may cause a legend to be placed on the Option Shares being issued calling attention to the fact that they have been acquired by Optionee for investment and have not been registered.

6.          Change of Control of Company. In the event of a Change of Control, except for the provisions set forth above in Section 2 and its subsections, the Committee may take whatever action with respect to the Option it deems necessary or desirable, including, without limitation, removing any restrictions or imposing any additional restrictions on the Option or Option Shares.

7.          Administration. This Option has been granted pursuant to and is subject to the terms and provisions of the Plan, as it may be amended from time to time. All questions of interpretation and application of the Plan and this Option shall be determined by the Committee. The Committee’s determination shall be final, binding and conclusive.

8.          Notices. Any notice to be given to the Company shall be addressed to the Chief Operating Officer of the Company at its principal executive office, and any notice to be given to Optionee shall be addressed to Optionee at the address then appearing on the personnel records of the Company or the Affiliate of the Company by which Optionee is employed, or at such other address as either party hereafter may designate in writing to the other. Any such notice shall be deemed to have been duly given when personally delivered, sent by recognized courier service or by other messenger, or when deposited in the United States mail, addressed as aforesaid, registered or certified mail, and with proper postage and registration or certification fees prepaid.

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9.          Not to Affect Employment. Nothing herein contained shall affect the right of the Company or any Affiliate to terminate Optionee’s employment, services, responsibilities, duties or authority to represent the Company or any Affiliate at any time or for any reason whatsoever.

10.         Withholding of Taxes. Whenever the Company proposes or is required to deliver or transfer Option Shares in connection with the exercise of this Option, the Company shall have the right to (a) require Optionee to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such Option Shares or (b) take whatever action it deems necessary to protect its interest with respect to tax liabilities.

11.         Governing Law. This Option shall be construed and interpreted under the laws of the State of California governing agreements which are wholly made and performed therein, as this Option is deemed to be, without giving any effect to any choice or conflict or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. Any controversy or claim arising out of or relating to this Option, its enforcement, arbitrability or interpretation shall be submitted to final and binding arbitration, to be held in Los Angeles County, California, before a single arbitrator, in accordance with California Code of Civil Procedure §§ 1280 et seq. For purposes of venue the parties hereto agree that the Option shall be deemed to have been made in Los Angeles, California. The arbitrator shall be selected by mutual agreement of the parties hereto or, if the parties hereto cannot agree, then by striking from a list of arbitrators supplied by the American Arbitration Association or JAMS/Endispute. The arbitration shall be a confidential proceeding, closed to the general public and will use and implement the Federal Rules of Evidence with respect to the entire arbitration process. The arbitrator shall issue a written opinion stating the essential findings and conclusions upon which the arbitrator’s award is based. The parties hereto will share equally in payment of the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court).

Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

IN WITNESS WHEREOF, the Company has granted this Option on the day and year first above written.

LUXEYARD INC.

By:
Name: Braden Ricther
Title: CEO

ACCEPTED BY:

Antonio Lopez

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Exhibit B

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Agreement”), dated as of February 22, 2012 between LUXEYARD, INC. a corporation organized under the laws of Delaware (the “Company”), and Antonio Lopez (the “Holder”). The Company and the Holder are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Company is offering (the “Offering”) to sell to certain investors (the “Investors”), upon the terms and conditions set forth in that certain Subscription Agreement, dated as of February 24, 2012, by and among the Company and the Investors (the “Subscription Agreement”), (i) the Shares (as defined in the Subscription Agreement) and (ii) the Warrants (as defined in the Subscription Agreement) which will be exercisable to purchase Warrant Shares (as defined in the Subscription Agreement) in accordance with the terms of the Warrants;

WHEREAS, as a condition to the Closing (as defined in the Subscription Agreement) of the Offering and as an inducement to the Investors to enter into the Subscription Agreement, the Holder understands that the Investors have required, and the Company has agreed to obtain on behalf of the Investors, an agreement from the Holder to refrain from disposing any of the Holder’s Shares (as defined below) for a period of eighteen (18) months from the Closing Date (as may be extended hereunder, the “Restricted Period”); and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Subscription Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the Parties, intending to be legally bound, hereby agree as follows:

12.         Restricted Actions. The Holder agrees that, during the Restricted Period, the Holder will not (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, any of the Holder’s Shares, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to any of the Holder’s Shares, or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Holder’s Shares, whether any such transaction is to be settled by delivery of such securities, in case or otherwise (the “Restricted Actions”). The Restricted Actions are expressly agreed to preclude the Holder and any of its Affiliates and any Person in privity with the Holder from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Holder’s Shares even if the Holder’s Shares would be disposed of by someone other than the Holder, including any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Holder’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Holder’s Shares. This Section 1 shall not apply to the exercise of options or warrants or the conversion of a security outstanding as of the date hereof; provided, however, that the Holder agrees that this Section 1 shall apply to any securities issued by the Company to the Holder upon such an exercise or conversion. The restrictions on transfer described in this Agreement are in addition to and cumulative with any other restrictions on transfer otherwise agreed to by the Holder or to which the Holder is subject to by applicable Law. For purposes of this Agreement, “Holder’s Shares” means: (x) all shares of Common Stock owned directly or indirectly by the Holder (including holding as a custodian) or with respect to which the Holder has beneficial ownership within the rules and regulations of the SEC and (y) all options or warrants to purchase shares of Common Stock or other securities convertible into or exercisable or exchangeable for shares of Common Stock owned directly or indirectly by the Holder (including holding as a custodian) or with respect to which the Holder has beneficial ownership within the rules and regulations of the SEC.

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13.         Dispositions Not Deemed Restricted Actions. Notwithstanding Section 1 hereof, the Holder may, at any time and from time to time during the Restricted Period, transfer the Holder’s Shares (a) as bona fide gifts or transfers by will or intestacy, (b) to any trust for the direct or indirect benefit of the Holder or the Immediate Family of the Holder, provided that any such transfer shall not involve a disposition for value, or (c) to a partnership which is the general partner of a partnership of which the Holder is a general partner, provided, that, in the case of any gift or transfer described in clauses (a), (b) or (c), each donee or transferee agrees in writing to be bound by the terms and conditions contained herein in the same manner as such terms and conditions apply to the Holder. For purposes of this Agreement, “Immediate Family” shall mean spouse, domestic partner, lineal descendant (including adopted children), father, mother, brother or sister of the transferor, as well as any non-profit organization or charitable organization.

14.         Extension of Restricted Period. If (a) the Company issues an earnings release or material news or a material event relating to the Company occurs during the last seventeen (17) days of the Restricted Period, or (b) prior to the expiration of the Restricted Period, the Company announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the Restricted Period, the Restricted Period shall be extended until the expiration of the eighteen (18)-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

15.         Ownership. The Holder now has, and, except as contemplated by clauses (a), (b) and (c) of Section 2, for the duration of the Restricted Period will have, good and marketable title to the Holder’s Shares, free and clear of all liens, encumbrances, and claims whatsoever. During the Restricted Period, the Holder shall retain all rights of ownership in the Holder’s Shares, including, without limitation, voting rights and the right to receive any dividends that may be declared in respect thereof, except as otherwise provided in the Transaction Documents whereby any benefits, rights, title or otherwise shall inure to the Investors.

16.         Company and Transfer Agent. The Company is hereby authorized and required to disclose the existence of this Agreement to its transfer agent. The Company and its transfer agent are hereby authorized and required to decline to make any transfer of the Holder’s Shares if such transfer would constitute a violation or breach of this Agreement and/or the Subscription Agreement. The Holder also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Holder’s Shares except in compliance with this Agreement.

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17.         Miscellaneous.

(d)          Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the Business Day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) Business Days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the Business Day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission or other electronic means, including email, on the Business Day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding Business Day. If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 6(a)), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

If to the Company, to:	LY Retail LLC d/b/a Luxeyard.com 8884 Venice Blvd Los Angeles, Ca. 90034 Attention: Margot Ritcher, Chief Financial Officer Telephone No.: 323-488-3574 ext 211 Facsimile No.: ______________

With copies to:	Anslow & Jaclin, LLP 195 Route 9 South, Suite 204 Manalapan, New Jersey 07726 Attention: Richard I Anslow, Esq. Telephone No.: 732-409-1212 Facsimile No.: 732-577-1188

If to the Holder:	The address set forth on the signature page hereto.

(e)          Rights of Investors. The Company and the Holder acknowledge that this Agreement is being entered into for the benefit of the Investors and may be enforced by the Investors.

(f)          Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. The Company may not waive any right, power, or privilege hereunder without the prior written consent of the Investors.

(g)          Entire Agreement and Modification. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Investors and the Party against whom the enforcement of such amendment is sought.

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(h)          Assignments, Successors, and No Third-Party Rights. No Party may assign any of its rights under this Agreement without the prior consent of the other Parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. Except as set forth in this Section 6, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

(i)          Further Assurances. The Parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

(j)          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(k)          Section Headings. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement, unless the context indicates otherwise.

(l)          Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise expressly provided, the word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of such representation, warranty, or covenant. All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

(m)          Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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(n)          Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the U.S. or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at Law or in equity.

(o)          Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas, without regard to conflicts of Laws principles. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of Texas, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served. Nothing in this Section 6(l), however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

Antonio Lopez

Address for notice:
Antonio Lopez
c/o Christian Vega
32-34 34th Street
Astoria, New York 11106

LUXEYARD INC.

By:
	Name:	Braden Richter
	Title:	Chief Executive Officer,

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Exhibit C

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of this 22nd day of February, 2012 (the “Effective Date”), by and among eOPULENCE LLC, a New York corporation (“Seller”), and LY Retail LLC, a California Limited Liability Company (“Buyer”). Buyer and Seller are referred to collectively herein as the "Parties.”

WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement of even date herewith (the “Purchase Agreement”), pursuant to which Buyer has purchased certain assets of Seller;

WHEREAS, the Asset Purchase Agreement provides for, among other things, the transfer and sale to Buyer of certain assets of Seller, all as more fully described in the Purchase Agreement, for consideration in the amount and upon the terms provided in the Purchase Agreement;

WHEREAS, by this instrument Seller is vesting in Buyer all of the properties, assets and rights of Seller hereinafter described; and

WHEREAS, pursuant to the Purchase Agreement, Seller has further agreed to assign certain rights and agreements to Buyer, and Buyer has agreed to assume certain obligations of Seller, as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.          Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Purchase Agreement.

2.          Bill of Sale. Seller does hereby convey, grant, bargain, sell, transfer, set over, assign, remise, release, and confirm, effective as of 12:01 a.m. Seller’s local time on February __, 2012 (the “Effective Time”), all of Seller’s right, title and interest, of every nature and description, in and to the Acquired Assets, wherever located to have and to hold all of the Acquired Assets unto Buyer, its successors and permitted assigns forever, to its and their own use forever.

3.          Assignment and Assumption. Seller does hereby assign, sell, transfer and set over (collectively, the “Assignment”) to Buyer, as of the Effective Time, all of Seller’s right, title, benefit, privileges and interest in and to, and all of Seller’s burdens, obligations and liabilities in connection with, each of the Assumed Liabilities. Buyer does hereby accept the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of Seller to be observed, performed, paid or discharged from and after the Closing, in connection with the Assumed Liabilities. Buyer hereby assumes the Assumed Liabilities. Buyer assumes no Excluded Liabilities, and the parties hereto agree that all such Excluded Liabilities shall remain the sole responsibility of Seller.

4.          Successors and Assigns; No Third Party Beneficiaries. This Agreement is executed by Seller and shall be binding upon it and its successors and assigns, for the uses and purposes set forth above and referred to herein, effective immediately upon its delivery to Buyer. Nothing in this instrument, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity other than Buyer and its successors and permitted assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions, promises or agreements hereof, and all the terms, covenants and conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of Buyer and its successors and permitted assigns.

5.          Purchase Agreement Conflict. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

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6.          Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Agreement.

7.          Counterparts; Facsimile/Electronic Mail . This Agreement may be executed in one or more original counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. One or more counterparts of this Agreement may be delivered by facsimile or electronic mail, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart hereof.

8. Governing Law/Arbitration Of Disputes.

(a)          Mandatory Arbitration. Buyer, on the one hand, and Seller, on the other, shall promptly submit any dispute, claim or controversy arising out of or relating to this Agreement or any Transaction Document (including, without limitation, with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or such Transaction Document) or any alleged breach (including any action in tort, contract, equity or otherwise) to binding arbitration before one arbitrator (the "Arbitrator"). The Parties agree that, except as otherwise provided herein respecting temporary or preliminary injunctive relief, binding arbitration shall be the sole means of resolving any dispute, claim or controversy arising out of or relating to this Agreement or any Transaction Document (including, without limitation, with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or such Transaction Document) or any alleged breach (including any claim in tort, contract, equity or otherwise).

(b)          Arbitrator's Qualifications and Selection. The Arbitrator shall be an active member of the California Bar, specializing for at least fifteen (15) years in mergers and acquisitions. The Arbitrator shall be selected by the California chapter head of the American Arbitration Association upon the request of any Party. The Arbitrator shall be selected within thirty (30) days of request.

(c)          Governing Law; Written Decision. Any arbitration hereunder or under any Transaction Document, shall be governed by the laws of the State of Delaware, which laws the Arbitrator shall apply in rendering his or her decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within 60 days after he or she shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)          Procedures; Evidence; Experts.

(i) Any arbitration instituted by a Party shall be held in Los Angeles, CA in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(ii) On application to the Arbitrator, any Party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure and the Federal Rules of Evidence shall apply to any Arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his or her decision shall be rendered within the period referred to in Section 9(c).

(iii) The Arbitrator may, at his or her discretion and at the expense of the Party (ies) who will bear the cost of the Arbitration, employ experts to assist him or her in his or her determinations.

(e)          Costs. The costs (excluding the fees of counsel for the Parties) of the Arbitration proceeding shall be borne solely by the unsuccessful Party and shall be awarded as part of the Arbitrator's decision, unless the Arbitrator shall otherwise allocate such costs, for reasons set forth in such decision.

(f)          Consent to Jurisdiction. Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The Parties expressly consent to the jurisdiction of the Federal courts in Central District of California to enforce any award of the Arbitrator or to render any provisional or injunctive relief in connection with or in aid of the arbitration. The Parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the Parties hereto shall challenge any arbitration hereunder on the grounds that any Person necessary to such arbitration (including, without limitation, any Party hereto) shall have been absent from such arbitration for any reason, including, without limitation, that such Person shall have been the subject of any bankruptcy, reorganization or insolvency proceeding.

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(g)          Injunctive Relief. This Section 9 shall not prevent any Party from seeking or obtaining temporary or preliminary injunctive relief in a court for any breach or threatened breach of any provision of this Agreement or any Transaction Document; provided, that the determination whether such breach or threatened breach shall have occurred and the remedy therefore (other than with respect to such preliminary or temporary relief) shall be made by arbitration pursuant to this Section 9.

(h)          Indemnification. The Parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any Claim arising out of any arbitration under this Agreement or any Transaction Document, unless resulting from the willful misconduct of the Person indemnified.

(i)          Survival. The provisions of this Section 9 shall survive the termination of this Agreement and any Transaction Document.

(j)          WAIVER OF JURY TRIAL; EXEMPLARY DAMAGES. ALL PARTIES HEREBY WAIVE THEIR RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY TRANSACTION DOCUMENT. No Party shall be awarded punitive or other exemplary damages respecting any dispute arising under this Agreement or any Transaction Document.

(k)          Interest. Any amount payable by one Party to another under this Section 9, shall bear interest at the rate of 12% per annum from the date due until paid. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.

Please have an authorized representative of each Party sign in the place indicated below which will confirm each Parties’ acceptance of the terms and conditions set forth this Agreement.

Agreed and Accepted:

L LLC	eOPULENCE LLC

By:	By:
Antonio Lopez

Its:	By:
Christian Vega

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